As filed with the Securities and Exchange Commission on July 23, 2001
                                                     Registration No. 333-______
--------------------------------------------------------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                             -----------------------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             -----------------------

                              INTRACO SYSTEMS, INC.
                 ----------------------------------------------
                 (Name of Small Business Issuer in its Charter)

            Nevada                            7389                   87-0381511
-------------------------------   ----------------------------   -------------------
(State or Other Jurisdiction of   (Primary Standard Industrial    (I.R.S. Employer
Incorporation or Organization)    Classification Code Number)    Identification No.)

                               3998 FAU Boulevard
                                    Suite 210
                            Boca Raton, Florida 33431
                                 (561) 367-0600
          -------------------------------------------------------------
          (Address and Telephone Number of Principal Executive Offices)

            3998 FAU Boulevard, Suite 210, Boca Raton, Florida 33431
--------------------------------------------------------------------------------
(Address of Principal Place of Business or Intended Principal Place of Business)

                                  ------------

                                 Jack S. Berger
                                    President
                               3998 FAU Boulevard
                                    Suite 210
                            Boca Raton, Florida 33431
                                 (561) 367-0600
            ---------------------------------------------------------
            (Name, Address and Telephone Number of Agent for Service)

                                   Copies to:
                              Nina S. Gordon, P.A.
                                Broad and Cassel
                      201 South Biscayne Blvd., Suite 3000
                              Miami, Florida 33131
                                 (305) 373-9400

        Approximate Date of Commencement of Proposed Sale to the Public:
As soon as practicable after the effective date of this Registration Statement.

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                                          Proposed         Proposed
                                          Maximum          Maximum         Amount of
Title of Shares to be   Amount to be   Offering Price     Aggregate      Registration
     Registered          Registered     Per Unit (1)    Offering Price        Fee
---------------------   ------------   --------------   --------------   ------------
Common Stock, $.001
par value ...........     7,561,538      $   0.065        $ 491,500       $  129.76

                                                        TOTAL FEE:        $  129.76

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457.

------------------------

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as SEC, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                    SUBJECT TO COMPLETION DATED JULY 23, 2001

                        7,561,538 Shares of Common Stock

                              INTRACO SYSTEMS, INC.

         We are registering 7,561,538 shares of common stock held by unaffiliated third parties.

         We will not receive any proceeds from the sale of the 7,561,538 shares of common stock listed above. We will pay our out-of-pocket expenses and accounting fees and expenses incurred in registering these shares for sale. One of the selling shareholders has agreed to provide the legal services related to this prospectus at no additional charge to Intraco.

         The shareholders named in this prospectus may offer and sell these shares at any time using a variety of different methods. The actual number of shares sold and the prices at which the shares are sold will depend upon the market price at the time of those sales; therefore, we have not included in this prospectus information about the price to the public of the shares or the proceeds to the selling shareholders.

         Our common stock is quoted on the OTC Bulletin Board under the symbol "INSY." On July 20, 2001, the last reported price for our common stock on the OTC Bulletin Board was $0.08 per share.

         You should carefully consider the section titled "Risks of Investing in Intraco Shares" beginning on page 2 of this prospectus.

                      ------------------------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                      ------------------------------------

                The date of this prospectus is ____________, 2001

                      ------------------------------------

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                TABLE OF CONTENTS

                                                                            Page


SUMMARY....................................................................   1

RISKS OF INVESTING IN INTRACO SHARES.......................................   2

         We shifted our business focus away from network installations to providing information technology and voice services, including
         speech recognition products and services..........................   2

         We have experienced significant losses and these losses are
         expected to continue in the future................................   2

         We will need substantial additional capital in order to continue
         our operations....................................................   2

         Our services are based on software obtained from third parties. We may have to discontinue or significantly change our  products or services  if these third  parties  cancel our
         licensing   agreements  or   discontinue   production  of  the
         software..........................................................   2

         Our services include information, data and voice services, such as e-mail and voice mail, that are often essential to a business.
         We could be subject to liability if we do not provide our services
         to our clients in accordance with the terms of the agreements.....   3

         Our common stock is listed on the OTC Bulletin Board and is not actively traded, with the result that the trading price can be
         strongly affected by various factors..............................   3

FORWARD-LOOKING STATEMENTS.................................................   4

USE OF PROCEEDS............................................................   4

DIVIDEND POLICY............................................................   4

PRICE RANGE OF OUR COMMON STOCK............................................   4

MANAGEMENT'S DISCUSSION AND ANALYSIS OF  FINANCIAL CONDITION AND RESULTS
         OF OPERATIONS.....................................................   5

ABOUT INTRACO SYSTEMS, INC.................................................  10

MANAGEMENT.................................................................  22

PRINCIPAL SHAREHOLDERS.....................................................  27

SELLING SHAREHOLDERS.......................................................  29

CERTAIN TRANSACTIONS.......................................................  29

OUR SECURITIES.............................................................  30

SHARES ELIGIBLE FOR FUTURE SALE............................................  32

HOW THE SHARES MAY BE DISTRIBUTED..........................................  33

DISCLOSURE OF COMMISSION POSITION ON  INDEMNIFICATION FOR SECURITIES ACT
         LIABILITIES.......................................................  34

                               TABLE OF CONTENTS
                                  (continued)

                                                                            Page

LEGAL MATTERS..............................................................  34

INTEREST OF NAMED EXPERTS AND COUNSEL......................................  35

EXPERTS....................................................................  35

WHERE YOU CAN FIND MORE INFORMATION........................................  35

INDEX TO FINANCIAL STATEMENTS..............................................  F-1

                                     SUMMARY

Intraco Systems, Inc.

         Intraco is an information technology, data and voice service provider. Intraco currently offers several suites of comprehensive commercial services that will enable customers to eliminate or replace on-site telephone, data systems and server applications. Its primary customers currently are small and midsized businesses such as website/e-commerce companies, although Intraco is also targeting larger businesses such as those in the telecommunications industry. Management believes that Intraco's services can be used to voice-enable a wide range of applications such as websites, e-commerce, auctioning, paging and e-mail.

Intraco's History

         Intraco was incorporated in Florida in March 1990. In April 1999, it completed a share exchange with Custom Touch Electronics, Inc., a Nevada corporation. Following the exchange, Custom Touch changed its name to Intraco Systems, Inc. Our executive offices are located at 3998 FAU Boulevard, Suite 210, Boca Raton, Florida 33431, telephone number (561) 367-0600.

Summary Consolidated Financial Information

         The following is a summary of our consolidated financial statements, which are included elsewhere in this prospectus, and should be read in conjunction with those financial statements.

                                      For the Three Months Ended
                                               March 31,              For the Years December 31,
                                     ----------------------------    ----------------------------
                                         2001            2000            2000            1999
                                     ------------    ------------    ------------    ------------
                                      (unaudited)     (unaudited)
Statement of Operations Data:
Net sales ........................   $    166,493    $  1,487,864    $  5,097,681    $  2,929,967
Gross profit .....................         73,729         312,706         864,430         764,386
(Loss) from operations ...........     (1,134,532)       (485,543)     (4,573,957)     (1,433,106)
                                     ------------    ------------    ------------    ------------
Net (loss) .......................   $ (1,130,091)   $   (482,417)   $ (4,479,359)   $ (1,438,895)
                                     ============    ============    ============    ============
Share data:

Loss per common shares - basic and
diluted ..........................   $      (0.06)   $      (0.04)   $      (0.27)   $      (0.12)
                                     ============    ============    ============    ============
Weighted average number of
common shares outstanding -  basic
and diluted ......................     17,512,818      13,745,374      16,418,137      12,067,309
                                     ============    ============    ============    ============

                                                   As of             As of
                                              March 31, 2001   December 31, 2000
                                              --------------   -----------------
                                               (unaudited)
Balance Sheet Data:
Cash ......................................    $    87,824        $   619,340
Total current assets ......................    $   240,505        $ 1,215,206
Total assets ..............................    $ 1,303,461        $ 2,309,737
Total current liabilities .................    $ 1,631,546        $ 1,513,086
Stockholders' (deficit) equity ............    $  (346,783)       $   775,334

                      RISKS OF INVESTING IN INTRACO SHARES

         We have experienced significant losses and these losses are expected to continue in the future.

         For the year ended December 31, 2000 and the three months ended March 31, 2001, we reported net losses of $4,479,359 and $1,130,091, respectively. As of March 31, 2001, we had an accumulated deficit of $7,693,752, and stockholders' deficit of $346,783. There can be no assurance that we will operate profitably in the future and that we will not continue to sustain losses. Continued losses could materially and adversely affect our business.

         We will need substantial additional capital in order to continue our operations.

         We require substantial working capital to build our application service provider systems, for marketing and promotion, and to fund our general business operations. In addition, we anticipate that we will regularly need to make capital expenditures to upgrade and modify our management information system, including software and hardware, as we grow and the needs of our business change. We need to raise additional funds to meet our current needs for working capital. We are actively seeking additional financing, which may be either debt or equity financing. We cannot be certain that any additional financing will be available to us when needed and if available, whether it will be on favorable terms. In addition, if we raise additional funds through the issuance of equity, equity-related or debt securities, the securities may have rights, preferences or privileges senior to those of the rights of our current shareholders and our shareholders may experience additional dilution.

         We shifted our business focus away from network installations to providing information technology and voice services, including speech recognition products and services.

         We shifted our business focus towards providing speech recognition products and services. As a result of this shift in focus, our business plan is unproven. There can be no assurance that our new business plan will be successful. Although we are in discussions with several prospective clients, we have only just begun to sell our newly developed speech recognition products and services and demand for these products and services is uncertain. Additionally, our previous financial history is not a good indication of how the business is doing or how it is evolving.

         Our services are based on software obtained from third parties. We may have to discontinue or significantly change our products or services if these third parties cancel our licensing agreements or discontinue production of the software.

         We obtain software products pursuant to agreements with Motorola and Nuance. We intend to enter into additional agreements as may be necessary in the future. Obtaining this software, as well as any additional software offerings, is critical to our expansion strategy because we offer services based on the integration of these software packages to clients. If one or more of our existing relationships with our key software partners were to be terminated or not renewed, we could be faced with discontinuing products or services or delaying or reducing introduction of services unless we could find, license and offer equivalent software packages.

         All of our third-party agreements are non-exclusive. Our competitors could also license and include the underlying software tools that we include as part of our application service provider services. We cannot be sure that our current vendors will continue to offer or support the software we currently license from them in current form, nor can we be sure that we will be able to adapt our systems to changes in such software.

         Our services include information, data and voice services, such as e-mail and voice mail, that are often essential to a business. We could be subject to liability if we do not provide our services to our clients in accordance with the terms of the agreements.

         Many of the engagements we have begun or plan to undertake involve projects for information, data and voice services that are critical to the operations of our clients' businesses and provide benefits to our clients that may be difficult to quantify. If we fail or are unable to meet a client's expectations in the performance of our services, our client's operations could be adversely affected. This could give rise to claims against us or damage our reputation, adversely affecting our business, operating results and financial condition.

         Our common stock is listed on the OTC Bulletin Board and is not actively traded, with the result that the trading price can be strongly affected by various factors.

         Few shares of our common stock trade on the OTC Bulletin Board on any given day. Therefore, the trading price of our common stock has been, and in the future is expected to be strongly affected by a number of factors, including:

         o    current and anticipated results of operations;

         o    changes in our business, operations or financial results;

         o    general market and economic conditions;

         o    the number of shares outstanding and freely tradeable; and

         o    the number of market makers in our stock.

         The trading price of our common stock can be affected if our stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options and warrants. If that occurs, the market price of our common stock is likely to fall. In addition to 30,310,090 shares of common stock and 4,856,160 warrants outstanding, our officers, directors and employees own options to purchase up to 16,164,167 additional shares of common stock.

                           FORWARD-LOOKING STATEMENTS

         Certain important factors may affect our actual results and could cause those results to differ materially from any forward-looking statements made in this prospectus or that are otherwise made by us or on our behalf. "Forward-looking statements" are not based on historical facts and are typically phrased using words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "estimate" or "continue" and similar expressions or variations.

         Differences in actual results may be caused by factors such as those discussed in "Risks of Investing in Intraco Shares" as well as those discussed elsewhere in this prospectus and in our filings with the SEC.

         Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that they will be achieved. Except as we are required by applicable law, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

                                 USE OF PROCEEDS

         We will receive no proceeds from the shares being offered by the selling shareholder under this prospectus.

                                 DIVIDEND POLICY

         We have never paid any cash dividends on our common stock. We do not currently anticipate paying cash dividends for the foreseeable future, but instead we plan to retain any earnings to fund our growth. The decision to pay dividends on our common stock in the future will depend on our ability to generate earnings, our need for capital, our overall financial condition and other factors that our Board of Directors may consider to be relevant.

                         PRICE RANGE OF OUR COMMON STOCK

         Our common stock began trading under the symbol "INSY" on the OTC Bulletin Board operated by the Nasdaq Stock Market, Inc. on April 29, 1999. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions. The quotations listed below are the high and low closing prices and were obtained from the OTC Bulletin Board.

               Quarter Ended                           High           Low
--------------------------------------------        ----------     ----------

June 30, 1999 ..............................         $  7.750       $  1.500
September 30, 1999 .........................         $  2.250       $  1.750
December 31, 1999 ..........................         $  2.625       $  0.875
March 31, 2000 .............................         $  8.850       $  1.500
June 30, 2000 ..............................         $  5.687       $  1.562
September 30, 2000 .........................         $  3.000       $  1.031
December 31, 2000 ..........................         $  1.250       $  0.156
March 31, 2001 .............................         $  0.781       $  0.150

Holders

         As of July 20, 2001, there were approximately 469 holders of record of our common stock.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         You should read the following discussion and analysis in conjunction with our consolidated financial statements and the notes included elsewhere in this prospectus.

Overview

         We are an information technology service provider. Our products and services include speech recognition and voice-activated solutions. We have shifted our business focus from direct sales of computer hardware and computer networks to be installed on customer premises to providing speech recognition and voice command products delivered from our data center for recurring monthly fees. This manner of providing products and services from a remote location for a recurring service charge is referred to as being an "application service provider."

         At present, we have established a data center in Boca Raton, Florida. Our data center is equipped to deliver our new services. Our current speech and voice services include a speech recognition telephone "operator" that answers incoming telephone calls and directs them to the appropriate extension by responding to the caller's voice request, a voice-activated telephone dialing system that places outgoing calls and customer queries system based on voice recognition. We have begun signing contracts with customers for the sale of some of these new services and the testing of others.

         We believe our competitive advantage lies in our ability to combine our in-house expertise with leading speech recognition technologies available from third parties, including voice browsers and natural language engines, to create comprehensive packages of technology and voice services for a variety of businesses. We believe the major market for these services is small- to medium-sized businesses and branch offices of larger companies. Our primary sales channel for these new products will be through telecommunications companies. At present, we have a fully operational installation of one of our voice-enabled products.

         We believe we will continue to incur net losses and have negative cash flow for the immediate future, and will require additional funding to pay our current operating expenses as well as to continue selling, marketing, testing and installation of our new products. Our operating expenses total approximately $110,000 per month. The total funds we will need will depend on both the length of time it takes to raise the funds as well as the rate at which our new products gain acceptance in the marketplace. We believe that the faster we generate revenues from our new products, the more operating profit will become available to offset some of our cash requirements for our operations. We have only recently started to generate limited revenues from these new products, however, and there can be no assurance we will be able to generate sufficient revenues from these new products in order to fund all or a part of our operating expenses. We are also unable to estimate when sufficient revenues may be generated by sales of our new products. Therefore, we are actively seeking a capital infusion of approximately $3-5 million, which we believe will provide substantially all of the funding needed to meet our operating expenses and our product development and testing cash needs, while we develop additional sales channels so as to increase our sales to profitable levels. There can be no assurances that we will be able to increase our sales to profitable levels.

         Management is in the process of identifying potential private investors for a private equity investment and a private debt offering. The specific terms of any investment have not yet been negotiated with the potential investors. There can be no assurances, however, that we will be able to complete any offerings. If we are not able to raise the required capital, then we will reduce operations, seek a potential acquirer and/or discontinue operations.

         We were incorporated in Florida in March 1990. In April 1999, we completed a share exchange with Custom Touch Electronics, Inc., a Nevada corporation with no material operations whose common stock traded on the OTC Bulletin Board. Pursuant to the share exchange, all of the outstanding shares of Intraco capital stock were exchanged for 10,531,500 Custom Touch shares. Thereafter, Custom Touch changed its name to Intraco Systems, Inc.

Results of Operations

         Year ended December 31, 2000 Compared to Year ended December 31, 1999

         Revenues. Revenues increased $2,167,714, or 74%, to $5,097,681 for the year ended December 31, 2000, from $2,929,967 for the year ended December 31, 1999. This increase was due to two major factors. One factor was an unusually large systems/networks sale of $1,079,045 to a single customer (Insci-Statements.com Corp), and the second factor was an increase in the sales and marketing staff to 13 people for the year ended December 31, 2000, from five people for the corresponding period in 1999.

         Our quarterly operating results fluctuate because of the number of active client projects, the requirements of client projects, the termination of major client projects, the loss of major clients, the timing of new engagements, and the timing of personnel cost increases. Our information, data and voice services are complex and often require a significant amount of time to design for and sell to a new client. Because a high percentage of our expenses are relatively fixed at the beginning of any period and our general policy is to not adjust our staffing levels based upon what we view as short-term circumstances, a variation in the timing of the initiation or the completion of client assignments, particularly at or near the end of any quarter, can cause significant variations in operating results from quarter to quarter and could result in losses for any particular period. In addition, many of our engagements are, and may be in the future, terminable by our clients without penalty. A termination of a major project could require us to maintain under-utilized employees, resulting in a higher than expected percentage of unassigned professionals, or to terminate the employment of excess personnel.

         Cost of Revenues. Cost of revenues increased 95% to $4,231,251 for the year ended December 31, 2000, from $2,165,581 for the year ended December 31, 1999. Cost of systems/networks revenues were $3,871,083, or 85.1%, of systems/networks revenues for the year ended December 31, 2000, compared to $1,823,773, or 79.5%, of systems/networks revenues for the corresponding period in 1999. This increase reflects our increased sales and also increased competition, which limits our ability to mark-up the hardware and software sold. Cost of service contracts totaled $360,168, or 65.6%, of service contract revenues for the year ended December 31, 2000, compared to $341,807, or 53.8%, of service contract revenue for the corresponding period in 1999. The increase in the cost of service contracts is a result of higher labor charges for services we contract out.

         The overall gross profit margins for the year ended December 31, 2000 and 1999 were 17% and 26%, respectively. The profit margins on our systems/networks products and service contracts continue to erode due to increased competition, which limits our ability to mark-up the hardware and software we sell, and increased labor costs. The profit margins have, therefore, been below management's targets of 35% on systems/networks products and service contracts and 50% on new products. As a result in January 2001, management eliminated our systems/networks and service contract units, and reduced our staff by seven people and is directing more resources toward developing products and services with higher profit margins. Management currently believes our voice-activated products, such as the voice-activated auto attendant and telephone dialer, can be sold at higher profit margins. Our operating results for the year ended December 31, 2000 do not yet reflect any changes in operating strategy. There can be no assurances that this strategy will prove successful.

         Selling, General and Administrative Expenses. Selling, general and administrative expenses for the year ended December 31, 2000 were $5,440,387 compared to $2,197,492 for the year ended December 31, 1999, an increase of $3,242,895, or 148%. Of the dollar increase, $1,995,789 represented increased payroll and commission costs in connection with the hiring of five additional engineers, eight additional sales and marketing staff, and two additional administrative personnel to begin developing new products and services and entering new markets; $74,700 represented recruiting fees in connection with the hiring of sales and engineering personnel; $102,108 represented increased professional fees; $158,385 represented increased public relations costs in connection with engaging a public relations firm; $54,682 represented increased advertising expenses; $133,390 represented increased directors and officers, health and worker's compensation insurance costs; $145,787 reflects increased levels of depreciation and amortization due to capital investments; $194,440 represented increased network service charges for the new data centers; $87,738 represented increased accounting legal and printing costs in registering shares of common stock with the Securities and Exchange Commission; and $98,400 represented a one-time charge for the settlement of an employment contract. The remaining increase was attributable to other additional selling, general and administrative expenses.

         Interest Income. Interest income, net of interest expense, increased by $88,127 to $79,921 for the year ended December 31, 2000, as compared to net interest expense of $8,206 for the year ended December 31, 1999, reflecting the interest earned on deposits and the repayment of long-term debt.

         Net Loss. As a result of the foregoing, Intraco reported a net loss of $4,479,359 for the year ended December 31, 2000, compared to a net loss of $1,438,895 for the year ended December 31, 1999, an increase of $3,040,464.

         Accounts Receivable. Accounts receivable decreased $16,990, or 3%, to $512,520 for the year ended December 31, 2000, from $529,510 for the year ended December 31, 1999. The average number of days outstanding for both 2000 and 1999 was 36 days. The average days outstanding was also skewed as of the end of 1999 because of a large sale to one customer in the fourth quarter of 1999, for which payment was delayed. Excluding the effect of that sale, the average number of days outstanding for Intraco's accounts receivable in 1999 was 12 days. Therefore, the actual number of days outstanding increased by 24 days from 1999 to 2000. This increase represents a slowing of payments that management believes was in response to general economic conditions. Management does not at this time believe this represents a significant impairment in the collectability of the receivables, although management is monitoring this closely.

         Accounts Payable. Accounts payable decreased $117,850, or 12.1%, to $857,770 for the year ended December 31, 2000 from $975,620 for the year ended December 31, 1999. The decrease was due to the use of a portion of the net proceeds from our private offering in March 2000 to pay down outstanding trade payables. We were able to reduce accounts payable to a current status. As a result of prior credit issues, we are required to maintain current payment terms with our vendors.

         Property and Equipment. Property and equipment increased $929,308, or 247%, to $1,305,589 for the year ended December 31, 2000 from $376,281 for the year ended December 31, 1999. The increase was due to the investment in additional equipment to support our new speech and telecommunication services.

         Three Months ended March 31, 2001 Compared to Three Months ended March 31, 2000.

         Revenues. Revenues decreased $1,321,371, or 89%, to $166,493 for the three months ended March 31, 2001 from $1,487,864 for the three months ended March 31, 2000. Of the dollar decrease, $1,387,571 was due to the impact of the discontinued business lines. In the first quarter of 2001, we eliminated our systems/networks and service contract units. We have shifted our sales and marketing efforts to the development of a new generation of voice and speech recognition products and services, which resulted in revenue of $66,200 for the three months ended March 31, 2001.

         Cost of Revenues. Cost of revenues decreased $1,082,394, or 92%, to $92,764 for the three months ended March 31, 2001 from $1,175,158 for the three months ended March 31, 2000. Of the dollar decrease, $1,084,592 was due to the impact of the discontinued business lines offset by an increase in the cost of revenues for the new products and services.

         The overall gross profit margins for the three months ended March 31, 2001 and 2000 were 44% and 21%, respectively. In the first quarter of 2001, management eliminated systems/networks and service contract units, reduced our staff by nine people, and directed more resources toward developing products and services with higher profit margins. The higher profit margins for the three months ended March 31, 2001 primarily reflected the development of a speech recognition system in March 2001. Management currently believes our voice-activated products, such as the voice-activated auto attendant and telephone dialer, can be sold at higher profit margins. There can be no assurances that this strategy will prove successful.

         Selling, General and Administrative Expenses. Selling, general and administrative expenses for the three months ended March 31, 2001 were $1,208,261, compared to $798,249 for the three months ended March 31, 2000, an increase of $410,012, or 51%. Of the dollar increase, $186,731 represented increased salaries and commission costs primarily due to the payment of severance and accrued vacation pay to terminated employees and the hiring of engineers with specialized skills who are developing the new products and services; $26,923 represented increased professional fees; $46,795 represented increased legal and printing costs in connection with the filing of a registration statement on Form SB-2 with the Securities and Exchange Commission;

$66,319 reflects increased levels of depreciation and amortization due to capital investments; and $82,498 represented increased network service charges connected with the operations of the data centers from which we deliver our new products and services. The network service charges are expected to decrease due to the consolidation of the two data centers into one data center in April 2001. The remaining increase was attributable to other additional selling, general and administrative expenses.

         Interest Income. Interest income, net of interest expense, increased by $2,984 to $3,322 for the three months ended March 31, 2001 from $338 for the three months ended March 31, 2000.

         Net Loss. As a result of the foregoing, we reported a net loss of $1,130,091 for the three months ended March 31, 2001, compared to a net loss of $482,417 for the three months ended March 31, 2000, an increase of $647,674. As described more fully below under the caption "Liquidity and Capital Resources," we anticipate that we will continue to incur net losses and have negative cash flows. Management has sought to reduce our expenses by, among other things, reducing personnel and restructuring operations, and is actively seeking additional funding. Management cannot at this time, however, estimate when, if ever, it will be able to eliminate its net losses and achieve positive cash flow.

         Accounts Receivable. Accounts receivable decreased $468,364, or 84%, to $88,039 for the three months ended March 31, 2001 from $556,403 for the three months ended March 31, 2000. This decrease resulted from the reduction in revenue due to the discontinuing of systems/networks and service contracts products.

         Accounts Payable. Accounts payable increased $652,999, or 340%, to $844,960 for the three months ended March 31, 2001 from $191,961 for the three months ended March 31, 2000. The increase was due primarily to the delays we have experienced in obtaining the additional financing required to cover current operations. On April 26, 2001, we received a commitment for a $3 million private placement equity financing. Management expects this additional funding, if received, will allow us to reduce the accounts payable balances. However, there can be no assurances that these committed funds will be received.

         Property and Equipment. Property and equipment increased $865,846, or 173%, to $1,367,584 for the three months ended March 31, 2001 from $501,738 for the three months ended March 31, 2000. The increase was due to the investment in additional equipment to support the new speech and telecommunication services product lines.

Liquidity and Capital Resources

         We have historically incurred significant losses and have substantial negative cash flow from operations. We have included a footnote in our annual financial statements for the year ended December 31, 2000, which expresses concern about our ability to continue as a going concern unless sales increase and/or additional investment capital is raised. We expect significant operating losses to continue at least during the first half of 2001. In April 2001, we received a $3 million private placement equity financing commitment from Dubois Investment Management. As of July 18, 2001, we have received $225,000 under this commitment. There can be no assurances that any additional funds will be received from Dubois Investment Management. Management is in negotiations with other potential investors. There can be no assurance that any additional financing will be raised or if raised, on favorable terms.

         At March 31, 2001, our current assets totaled $240,505 and current liabilities totaled $1,631,546, resulting in a negative working capital ratio. We had long-term liabilities of $18,698 at March 31, 2001. We had $87,824 in cash on hand at March 31, 2001, compared to $619,340 at December 31, 2000. Operating activities for the three months ended March 31, 2001, used cash of $528,285 primarily due to the net loss of $1,130,091. Net cash used in investing activities was $61,995, reflecting the purchase of fixed assets. Financing activities provided cash in the amount of $58,764 primarily due to the exercise of warrants of $61,200.

         Since management believes we will continue to incur net losses and have negative cash flow in the immediate future, we require additional funding to cover current operations and the implementation of our business plan. Management is actively seeking to raise additional investment capital, which is likely to be both convertible debt and equity financing. We have no material commitments for capital expenditures at the present time. Management is in negotiations with potential investors other than Dubois Investment Management. No assurance can be made that such funding will be available and, if available, that such funding will be available on terms acceptable to Intraco.

                           ABOUT INTRACO SYSTEMS, INC

OVERVIEW

         We are an information technology, data and voice service provider. Beginning in 1999, we shifted our business focus towards providing speech recognition products and services. As of January 26, 2001, management eliminated our systems/networks and service contract units to focus all of our resources on the development of these new products and services. We use in-house expertise with leading speech recognition technologies, such as voice browsers and natural language engines, to create comprehensive services for small and midsize businesses such as websites/e-commerce companies and larger businesses such as telecommunications companies. Ultimately, we intend that our services will voice-enable a wide range of applications such as websites, e-commerce, auctioning, paging, e-mail and unified messaging.

         We believe that a significant market opportunity exists with the emergence of the Internet, especially for business use, and the subsequent expansion of "application service providers" who lease software and telecommunications services over the Internet or private data networks. According to Forrester Research, the business-to-business Internet market is expected to grow from $109 billion in 1999 to $1.3 trillion in 2003, representing a compounded annual growth rate of approximately 87%. Additionally, the business-to-business market is estimated to be more than 12 times the size of the business-to-consumer market in 2003. According to International Data Corporation and Dataquest, Inc., a unit of the Gartner Group, the application service provider market has been estimated to range from $7.8 billion to $25.3 billion by 2004. We believe that we are well positioned to capture market share as companies become increasingly familiar with and recognize the need for advanced speech recognition technologies deployed on an application service provider basis.

         We currently offer several packages of speech recognition based products and services designed for businesses to use the Internet and telecommunications applications. As of the date of this report, we had one fully operational installation of our voice-enabled product. Our products include:

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

    o The voice-enablement of websites, which will be offered on an application service provider basis; and

    o "Total office" systems including basic telephone services, unified messaging and voice-driven e-mail facilitation, which will also be offered on an application service provider basis.

         We deliver our services over leased data lines from one rented data center currently located in Boca Raton, Florida.

         We believe that our knowledge of the voice recognition industry gives us the ability to identify those vendors that supply the most advanced and effective technological components. Our relationships with these vendors, which include Motorola and Nuance, have allowed us to establish long-term working relationships in the form of licensing agreements. As a result, we are able to benefit from the significant investments already made by these outside firms. Finally, we operate as a systems integrator, in other words, we combine software packages developed by others into a system that integrates several separate technologies into one cohesive system.

         We intend to sell our products and services on an application service provider basis primarily through major national network service providers such as UUNET, Intermedia Communications, Cable and Wireless, Leve13 Communications and Verio and through portals that cater to small and midsize businesses. In both cases, the focus is on distributors instead of end-users. We do not intend to service individual consumers, but instead are targeting other business customers through the network service providers and portals. Additionally, our strategic relationships provide it with proven marketing contacts, with a history of successful products and services.

Principal Customers

         Our systems/networks and service contract units have been dependent on a limited number of customers. Insci-Statements.com Corp represented 21% of our revenues for the year ended December 31, 2000. In January 2001, we eliminated our systems/networks and service contracts units. As a result, we will no longer be dependent on our existing client base. We have shifted our sales and marketing efforts, as described below, in order to increase our exposure to potential clients and to increase our client base for our new products. We cannot guarantee that our efforts will be successful in this regard.

The Intraco Solution

         Our products and services are designed to use the Internet and standard telecommunications applications. The key components of the our solution include:

         o First-to-Market. We believe we have a substantial head start in the development of language and speech recognition products and services. Through our relationships with firms that have been instrumental in the development of speech recognition products, such as Microsoft, Motorola and Nuance, we have had access to and in some cases have helped develop the software that we currently use in our speech recognition systems. These relationships, combined with our ability to integrate the software using proprietary technology, has enabled us to produce what we believe are superior, first-to-market, commercially viable solutions.

         o Licensing Agreements and Joint Marketing Relationships. We have developed relationships with companies such as Motorola, Microsoft and Nuance, which have provided us with access to newly developed speech recognition and other technologies. Each of these firms has expended significant amounts of resources developing these components, such as voice browsers and natural language engines, but lacks the ability to integrate these disparate pieces of software into a set of services that can be delivered to the end-user. We believe that we have obtained access to these products because of our expertise in the speech recognition sector and because we are currently one of the few firms that can integrate these applications into a commercially viable product.

              We currently have the following agreements in place:

                    o Motorola: Definitive agreement for the joint marketing of Motorola's VoxML Language Software, enabling voice access to the Internet, using our application service provider capabilities. The agreement is for a term of one year and is renewable for successive one-year terms upon 90 days' notice. Either party may terminate the agreement in certain circumstances. We paid certain royalty and set-up fees. In addition, we pay fees depending on the number of terminals at which the software is used.

                    o Nuance: Definitive agreement pursuant to which we have a non-exclusive license to use Nuance's software for an indefinite period of time. We may terminate the agreement at any time. Nuance has the right to terminate the agreement if we breach the terms of the agreement and do not cure the breach within 30 days of having received written notice of the breach. We pay license and annual support fees to Nuance based on Nuance's standard rates.

                    o Microsoft: Definitive agreement pursuant to which we are authorized to provide services and products developed by Microsoft. The agreement is for a term of one year and is renewable for successive one-year terms provided we meet certain criteria. Either party may terminate the agreement with 30 days' notice. Microsoft

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

                         can terminate the agreement immediately if we: (i) breach our obligations; (ii) pirate its products; or
                         (iii) transfer or assign a significant portion of our stock to a third party. We paid to Microsoft a "Certified Solution Provider Membership Fee" and pay license fees based on Microsoft's standard single and multi-use rates.

         o Technological Expertise. We have extensive experience in speech recognition technology, as well as in programming and software integration. This experience allows us to create integrated technologies and quickly bring them to market. We have the ability to identify which vendors supply the most advanced and effective technological components. Additionally, we have significant systems integration experience that enables us to integrate the most advanced and effective technological components into one cohesive system. We also have a team of engineers with the in-house expertise to install and service both the hardware and software components.

         o Management Expertise. Our management team brings a highly qualified and diverse background with extensive experience in identifying and applying leading-edge technology, the integration of complex technologies, and global business development of both domestic and international markets.

         o Products Work Today. We entered into an agreement with Federal Express pursuant to which Federal Express was testing our automated call center. As of the date of this report, Federal Express accepted the product and we have our first fully operational installation of one of our speech recognition products in a Federal Express facility. Pursuant to the terms of the agreement with Federal Express, we received a set fee for the purchase of the product and will receive an additional fee based on the number of calls processed through the call center. We believe we are the first to offer commercially viable speech recognition solutions for use in Internet applications. As such, we believe we are positioned to capture substantial market share as companies become increasingly familiar with, and realize the need for, advanced speech recognition technologies.

Industry Overview

         We provide several service packages, on an application service provider basis, which take advantage of the convergence of speech recognition technologies and the Internet.

         Speech Recognition Technologies. Various types of speech recognition technologies have existed for several years and the number of commercially available speech enabled products continues to grow. Until recently, however, speech recognition products have worked poorly and have been costly, thereby limiting widespread acceptance.

         Historically, emphasis in the speech recognition industry was placed on the development of "core speech recognition engine" technology, a set of algorithms that interpret speech patterns. Many companies, including IBM, Dragon Systems, Voice Control Systems, Nuance, Nortel, Speech Works and Lucent, have spent substantial sums of money over the last quarter century in developing core speech recognition engine technology for the telephone. The development of speech recognition engine technologies requires the use of speech algorithms, statistics, digital signal processing algorithms, digital signal processing programming, phonetics, linguistics, information theory and coding theory. For the most part, these speech recognition engine manufacturers have allowed others to develop commercial speech applications.

         As new technologies are developed, their accessibility and simplicity of operation directly effects how often and how widely they are used. The advent of the Internet, combined with recent advances in speech recognition technology, has provided both the accessibility and simplicity to increase the popularity of speech recognition products. As of a few years ago, the integration of speech recognition within a call center environment required extensive systems integration expertise, money and time. Now, with the availability of improved technologies, the ability to turn websites into speech-driven call centers can be achieved with the right speech recognition and Internet development skills.

         Speech is the most natural, efficient and simple means of human communication. With the increase in the power and capability of speech recognition engine technologies and the increase in speed and reduction in the cost of computer processors, the use of human speech to access the Internet via a telephone is now feasible.

         Growth of the Internet. Internet usage and online commerce continue to grow worldwide. Forrester Research estimates that revenue generated worldwide from online commerce will grow to exceed $6.8 trillion in 2004.

         Application Service Provider Market. Application service providers are service-oriented firms that provide contractual services, offering to deploy, host, manage and enhance what is usually packaged application software from a centrally managed facility. The application service provider provides services remotely, either on line over the Internet or over dedicated telecommunications lines. The application service provider hosts the software, builds and maintains the network servers necessary to store and run the software application, provides the systems necessary to deliver the software application directly to the user's desktop, and provides the necessary information technology staff to implement upgrades and provide support and maintenance functions. The application service provider takes all administrative and technical responsibilities from the client company, thereby cutting costs. Clients can use leading business software applications without the cost and burden of owning them.

         The definition of an application service provider includes the following characteristics:

            1. Services of an Application Service Provider. Application service providers provide access to and management of software applications from a remote location. This service is different from "business process outsourcing," where the outsourcing contract encompasses the management of entire business processes such as human resources or finance.

            2. "Selling" Application Access. Application service providers offer customers access to new applications without requiring the customer to make little or no up-front investments in the application licenses, servers, people and other resources. The application service provider either owns the software or has a contractual agreement with the software vendor to license access to the software.

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

            3. Centrally Managed. The services are managed from a central location rather than at each customer's site. Customers access applications remotely, such as over the Internet or via leased lines.

            4. One-to-Many Service. The services are designed to be offered to many users. The application service provider partners with other vendors of standardized offerings that require little or no customization, that many companies will subscribe for over specific contract periods.

            5. Delivering on the Contract. The application service provider is the firm that is responsible, in the customer's eyes, for delivering the agreed-upon service, ensuring that the application service is provided as promised.

         The application service provider industry is ideally suited for small to midsize businesses. Unable to afford the huge fixed costs of network servers and information technology staff to support them, small and midsize businesses can turn to an application service provider to take care of the responsibility, financial and staffing aspects. They pay a flat rate per user per month and receive access to the latest and most sophisticated software applications that otherwise may be too expensive. The application service provider can easily expand the services it provides to meet the growth of the businesses it supports. With the help of application service providers, small to midsize businesses should be able to better compete with their larger competitors. According to International Data Corporation, the number of customers of high-end application service providers is expected to double or triple in the next few years as they become more familiar with the benefits of the application service provider model and more confident in its reliability.

         The application service provider industry has many strengths that could make it very successful with resellers. First, more customers than ever have remote and/or mobile workgroups with specific functions that are more easily automated using Internet technologies. Second, the increasing costs of information technology are making outsourcing a popular alternative. Third, the privacy of networks is much more secured using an application service provider server than individual in-house servers. Finally, large vendors such as Oracle have shown great confidence in fledgling application service providers. The application service provider industry offers products and services that provide recurring revenue streams to resellers.

Technology

         The driving force behind our vision and technology is the telephone, which should remain the preferred means of communication for the foreseeable future. Statistically, there are 10 times as many telephones as computers with Internet access, and telephones, especially cellular telephones, are much more convenient to use. Via voice and speech recognition technologies, users will be able to communicate by simply speaking, without having to press keys, talk to an operator or agent, or use a visually based Web browser. The communication will be completely automated and interactive, allowing for the ease and practicality of voice recognition without sacrificing the functionality of traditional services.

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

         The hardware for these systems has multiple voice telephone lines coming in from the local exchange carrier's central office. This hardware receives the incoming calls and can originate outgoing calls. The software functions are:

         o Voice browser -- this is the "voice gateway" through which the computer-based conversation is managed.

         o Authentication, billing and accounting -- to track all system usage from which bills are created.

         o Voice recognition -- to recognize and interpret responses to prompts.

         o Text-to-speech -- to playback text-based information retrieved from the network in response to commands.

         The underlying technology that powers this capability was developed by firms such as Microsoft, Motorola and Nuance, all having been instrumental in the development of speech recognition software. For example, Motorola and Microsoft each offers its own proprietary voice browser software enabling voice access to the Web. Companies such as Nuance provide an extremely proficient natural language engine. Each of these firms offers important technology components of the overall solutions but lacks the overall expertise to integrate these pieces. We have recognized this opportunity, and as an early adopter and leader in this technology, intend to make use of our strategic relationships and apply our technological expertise to integrate each separate capability into a single system.

Service Offerings

         In a very competitive global marketplace, businesses must focus on what they do best and outsource other functions. Operating as an application service provider enables small to midsize businesses to outsource their information technology needs by allowing us to provide these services. Initially, we will focus on the basic technology requirements of a business: Web services, phone services, messaging and networks.

         Voice-Based Services. The explosion of the Internet, especially the business-to-business market, along with the expansion of the application service providers, has led to the rapid expansion of the number of commercial websites and the hosting of data centers that serve the websites. Through our voice-based packages of services, we believe that we can provide speech and voice recognition services to these websites on an application service provider basis through network service providers such as Verio and Exodus Communications, which host the websites. These network service providers can incorporate our voice-based capabilities with their own services.

         We will provide this service directly and will also offer our voice-based services to business-to-business portal websites, which will subsequently offer the voice-based service as part of the websites' standard service offerings. Additionally, we will provide this new service directly by hosting sites for customers as well as support services either on the customer's premise or at our site.

         Within the voice-based service line, we intend to focus on three categories of products. The first is voice information that would enable a user to call into a website and have specific information read to them over the telephone. For example, a traveling sales executive can access his/her company's website from a cellular telephone and get order status or pricing information for his next customer call. The second product is voice commerce, which would enable a user with a traditional paper catalog to call a retailer's website from a standard telephone and order products without involving a person in the transaction unless there is a need to do so. Not only does speech recognition provide increased convenience for the customer but also allows businesses to expand their distribution channels by providing customers website access via standard telephones from anywhere. This capability substantially reduces missed or dropped calls due to hold times and busy signals, while simultaneously reducing personnel costs. The last product that stems from the voice browser is voice alerts. This product will be used to provide information alerts for a variety of users. One potential area that we intend to target is construction and machinery auction sites. As these users are typically onsite, without computer access, they must be able to quickly react to pending contracts or competitors' bids. This automated process would allow users, via cellular telephones, to not only receive alerts and critical information instantly, but to respond as well.

         "Total Office." With the "Total office" system, we are developing the basic building blocks for a business' telecommunications needs. The basic services offered will include: voice-enabled e-mail, a service which allows a person to access his/her e-mail and have it read to him/her over the phone; unified messaging services including fax, e-mail and voicemail to a single voice-enabled message box and global availability; and basic telephony services such as call waiting and forwarding. This will be extremely useful to a small to midsize company that does not want to expend resources to hire operators and/or secretaries. Instead, even a start-up can portray a "high-tech" image by subscribing to these services. We intend to expand our services through partnerships with providers of other applications typically needed by a business.

Sales and Marketing

         We market our services by indirect sales through channels such as telecommunications companies and distributors of telecommunications equipment.

         Our strategy is to focus our sales efforts on the large and growing business-to-business market. We intend to focus our sales and marketing efforts on the small and midsize business market sector in the U.S. We will specifically rely on indirect marketing by utilizing established distribution channels such as telecommunications companies and distributors of telecommunications equipment, which ultimately offer our services to end-users.

         Through our strategic agreements, we have built solid relationships with many of the industry's leading technology companies, including Motorola, Microsoft and Nuance. We believe that these companies are fully committed to the success of our speech recognition and voice-enabling products and should provide a significant source of leads for us, improve our technical sales expertise, and offer significant name recognition for marketing events and programs.

         Our sales management team provides a strong ability to understand existing and new technologies.

         Our marketing staff intends to promote us as a leading provider of voice-enabled services through an ongoing public relations program including trade shows, professional seminars and other promotional venues.

Security

         Our services rely on encryption and authentication technology licensed from third parties to provide the security required to safely transmit confidential information. Breaches of this security could have severe consequences for our clients. While we have implemented a variety of state-of-the-art network security systems to protect against unauthorized access, computer viruses, other intentional acts and accidents, and disruptions may nonetheless occur. Our clients may experience service interruptions or delays as a result of accidental or intentional disruptions, which could jeopardize the security of confidential client information. This could potentially result in liability to us, loss of existing clients, or the loss of reputation leading to difficulties in attracting new clients.

         Although we plan to continuously upgrade our security systems, security measures have been circumvented in the past and our security could be circumvented in the future. In addition, the costs we must incur to prevent or eliminate computer viruses or to alleviate other security threats are likely to be significant.

Competition

         The application service provider market is new and rapidly changing. The speech recognition for Internet applications sector is even further in its infancy, which management believes is an advantage for us. By combining third-party software and technology with our own in-house expertise, we believe it maintains an advantage over any current competitor or potential market entrant.

         Considering the extensive experience and advanced technology required to successfully penetrate this market segment, current and new competitors may not have the ability to offer comparable products and/or services without significant speech recognition and systems integration expertise. We believe the principal competitive factors in this segment of the industry include:

         o    Scope of services;
         o    Service delivery approach;
         o    Technical and industry expertise; and
         o    Perceived value;

         We could potentially compete with a variety of competitors, including:

         o Voice-enabling companies - Tellme Networks, @Motion and Online Anywhere, a company recently acquired by Yahoo! Inc.;
         o Virtual assistant companies - General Magic, Wildfire Communications and Webley Systems. These companies are developing applications for interactive response and voice verification for the Internet;

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

         o Communication service providers - AccessLine Technologies, Call Sciences and Intellivoice Communications; and
         o Large manufacturers and developers - Motorola, Microsoft, IBM and Lucent Technologies, all of which have significantly greater financial, technical and marketing resources, but which we believe lack the expertise to integrate each of the components into a single source commercial solution.

         Many of these competitors have significantly greater financial, technical and marketing resources and greater name recognition than we have. There can be no assurances that we will complete successfully with our existing competitors or with any new competitors.

Intellectual Property

         We rely on a combination of nondisclosure and other contractual arrangements and trade secret, copyright, and trademark laws to protect our proprietary rights and the proprietary rights of third parties. We enter into confidentiality agreements with key employees, and limit the distribution of proprietary information.

         Our success is dependent, in part, on methodologies used in designing, installing and integrating computer software and systems and other proprietary intellectual property. We rely on a combination of nondisclosure and other contractual arrangements and trade secret, copyright and trademark laws to protect our proprietary rights and the proprietary rights of third parties. We also enter into confidentiality agreements with our key employees and limit distribution of proprietary information. There can be no assurance, however, that the steps we take will be adequate to deter misappropriation of proprietary information or that management will be able to detect unauthorized use and take appropriate steps to enforce our intellectual property rights.

Government Regulation

         At the present time, we believe that our services are not subject to regulation as telecommunications services. To the extent that local or long distance telephone services are provided as part of a package of our services, these telephone services are provided directly by a licensed carrier.

         We may in the future determine to resell telephone services as part of our packaged services. If so, we will be required to obtain certificates of authority or licenses from the telecommunications regulatory agencies in each state in which we will provide such services. We will also be required to comply with various state law requirements, such as providing "911" emergency services. The process to apply for these certificates or licenses can be lengthy and expensive, and we cannot guarantee that we will be able to obtain them. If we cannot obtain all necessary state certificates or licenses, the services we will be able to resell directly will be affected.

         As a reseller of telephone services, we may also be subject to federal regulation by the Federal Communications Commission with respect to the resale of international long-distance services. The FCC requires resellers of international telecommunications services to obtain authorization, the process for which can also be lengthy and expensive. Without such authorization, we would be precluded from offering such services.

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

Employees

         As of March 31, 2001, we had a total staff of 23 employees, composed of 12 technical professionals, three sales and marketing personnel and eight administrative personnel. No employees are represented by a labor union or subject to a collective bargaining agreement. Management believes that employee relations generally are good.

         Our success depends, in larger part, on our ability to attract, develop, motivate and retain technical professionals. As of March 31, 2001, approximately 52% of our employees were technical professionals. Qualified technical professionals are in great demand and are likely to remain a limited resource for the foreseeable future. Our location in South Florida can also make the recruiting process more difficult, as there are a limited number of research universities in the area and regions of the U.S. other than South Florida are often seen as being more attractive to technical professionals.

Description of Property

         Our corporate headquarters are located in approximately 6,800 square feet of leased office space in Boca Raton, Florida. The lease expires in October 2003 and provides for annual payments ranging from $84,060 in the first year to $98,431 in the fifth year. We have two five-year renewal options.

         We believe that our current headquarters location is suitable for the next year.

Legal Proceedings

         On October 29, 1999, Banker's Leasing Association filed a suit against us and Jack S. Berger in the Circuit Court of the Fifteenth Judicial Circuit in and for Palm Beach County, Florida for breach of a master lease agreement and personal guaranty related to computer equipment, software and services leased by us for the amount of $71,608. We have filed a counterclaim based on Banker's failure to provide services agreed to in the lease and breach of fiduciary duty. Banker has answered our counterclaim and filed suit against AIM Solutions, Inc., as successor to Enterprises Solutions Group, Inc., the third party responsible for setting up the computer equipment and software and providing services. AIM has responded to the claims against it. On June 28, 2001, we settled the lawsuit, as a result of which Intraco agreed to pay Banker's Leasing a total of $40,000 in settlement of its claims against Intraco and Jack S. Berger.

                                   MANAGEMENT

Directors and Executive Officers

         The following individuals currently serve as the directors and executive officers of Intraco:

                                                                        Director
        Name             Age                  Position                    Since
        ----             ---                  --------                    -----

Jack S. Berger            47     President and Director                   1999
Robert Hildreth, Jr.      66     Chairman of the Board of Directors       1999
William D. Hager          54     Director (Audit Committee Member)        2000
Benjamin W. Krieger       64     Director (Audit Committee Member)        2000

         Jack S. Berger founded the predecessor to Intraco in 1990 and has served as its president since that time. He is currently Intraco's chief executive officer, president and a director. Mr. Berger has more than 25 years of experience in the commercial and industrial sectors of the computer integration systems industry developing strategic relationships and agreements with global companies. During this time, Mr. Berger has lead business development of products and services in markets where safety, security and reliability are the number one concern. This experience has given Mr. Berger an understanding of the very high levels of reliability required for commercial applications and how to deliver solutions to meet these requirements. Mr. Berger also lead Intraco to be among the first in the systems integration industry to recognize that voice, data, web and computer telephony technologies could be combined, thereby enabling Intraco to provide completely integrated systems to customers. Intraco subsequently moved into speech recognition and introduced commercially reliable voice-enabled technology services. Prior to founding the predecessor to Intraco, Mr. Berger held several key positions in the Real Time Products Division of Computer Products, Inc. He supervised production control activity, and he also established and managed the sales support department, which was responsible for supporting all sales activity on a global basis. His leadership resulted in the division meeting its quarterly revenue goals ahead of schedule for the first time. Mr. Berger was then promoted to international sales manager, where he established and managed a worldwide organization of distributors that continuously met its revenue goals. Mr. Berger has a Bachelor of Science in Electrical Engineering from the University of Miami.

         Robert Hildreth, Jr. is the Chairman of the Board of Directors and was the first member of Intraco's Board of Advisors formed in May 1998. Mr. Hildreth brings a broad scope of experience to Intraco, with more than 30 years in the domestic and international financial community. He is currently president of Hildreth Associates, a consulting firm, and has served in that capacity since 1994. He was formerly the International Director of the law firm of LeBouef, Lamb, Leiby & McRae, a Senior Utility Advisor to Goldman Sachs & Co., a Managing Director of Investment Banking for Merrill Lynch, and a Director of Merrill Lynch International Bank in London. Mr. Hildreth is also a director of MerchantOnline.com, Inc., a provider of e-commerce services to merchants.

         William D. Hager was elected a director in March 2000. He has been on Intraco's Board of Advisors since its inception in 1998. He has been a principal with Risk Metrics Corporation since 1998. Risk Metrics gathers and sells public data to businesses. From 1990 to 1997, he was the president and chief executive officer of NCCI, the nation's largest workers' compensation and health care information corporation. During his service with NCCI, it employed 1,000 people in 15 national offices and generated annual revenues approaching $150 million. He is currently chairman of the board and chief executive officer of Cenetec LLC, a technology accelerator located in Boca Raton, Florida.

         Benjamin W. Krieger was elected a director in March 2000. He has been on Intraco's Board of Advisors since its inception in 1998. Since 1990, he has been a partner in Corporate Development International, which specializes in identifying potential merger and acquisition opportunities for its business clients. He specializes in the pulp and paper, packaging, graphic arts and distribution industries. From 1983 to 1990, he was president and chief executive officer of Ris Paper Company, a private paper distribution company with 26 distribution centers and annual sales of approximately $500 million.

         Intraco's directors hold their positions until the next annual meeting of shareholders and until their successors have been duly elected and qualified. During 2000, the Board of Directors established an audit committee, whose members currently are William Hager and Benjamin Krieger. Our non-employee directors receive compensation in the form of stock options upon appointment and reimbursement of expenses incurred while attending Board of Directors' meetings.

         Our officers hold office until the first meeting of the Board of Directors following the annual meeting of our shareholders and until their successors have been chosen and qualified, subject to early removal by the Board of Directors.

Compensation of Executive Officers

         Summary Compensation Table

         The following table summarizes all compensation awarded to, earned by, or paid for services rendered in each of the last three fiscal years to our chief executive officer, president and chief financial officer (who are referred to collectively as the "named executive officers"). Mr. Nawrocki and Mr. Marcus, who each joined Intraco during 1999, resigned from their positions with Intraco in July 2001. No other executive officer earned total salary and bonus in excess of $100,000 during the last three fiscal years.

                                                                             Long-Term Compensation
                                                                           --------------------------
                                                                           Securities
                                                            Other          Underlying      All Other
     Name and                                               Annual           Options     Compensation
Principal Position    Year    Salary ($)    Bonus($)    Compensation($)        (#)            ($)
------------------    ----    ----------    --------    ---------------    ----------    ------------

Walt Nawrocki,        2000    $ 175,000         0          $  11,340                0     $   3,960
Chief Executive       1999    $  36,058         0                  0        4,000,000             0
Officer

Jack S. Berger,       2000    $ 160,000         0          $  10,073                0     $   1,173
President             1999    $ 137,800         0                  0                0             0
                      1998    $ 137,000         0                  0                0             0

Robert Marcus,        2000    $ 145,000         0                  0                0             0
Chief Financial       1999    $  90,522         0                  0        2,000,000             0
Officer

         The amounts shown in the table above for Mr. Nawrocki and Mr. Berger under "Other Annual Compensation" reflect car allowances and under "All Other Compensation" reflect premiums for term life insurance policies paid on their behalf.

Key Personnel and Employment Agreements

         Intraco entered into a three-year employment agreement with Jack S. Berger, effective as of January 1, 1998 and amended effective January 1, 2000, pursuant to which he serves as Intraco's president. The agreement now expires December 31, 2002. The agreement provides for an annual salary of $160,000, with base salary adjustments at the end of each year of employment at the discretion of the Board of Directors.

         The agreement also provides that Mr. Berger's employment may be terminated at Intraco's discretion at any time prior to December 31, 2002, provided that Intraco shall pay Mr. Berger an amount equal to payment at his base salary rate from the date of termination through December 31, 2002, plus an amount equal to 50% of his base salary. In the event of such termination, Mr. Berger is not entitled to any incentive salary payment or any other compensation then in effect, prorated or otherwise. At its discretion, Intraco may also terminate Mr. Berger any time after the initial term, provided that in such case Mr. Berger shall be paid 50% of his then-applicable base salary. In the event of such termination, Mr. Berger shall not be entitled to receive any incentive salary payment or any other compensation then in effect, prorated or otherwise.

         In the event that Mr. Berger is in breach of any material obligation owed to Intraco, habitually neglects the duties to be performed by him under the agreement, engages in any conduct that is dishonest, damages the reputation or standing of Intraco, or is convicted of any criminal act or engages in any act of moral turpitude, then Intraco may terminate the agreement upon five days' notice to Mr. Berger. In the event of such termination, Mr. Berger shall be paid only at the then-applicable base salary rate up to and including the date of termination, and shall not be paid any incentive salary payments or other compensation, prorated or otherwise.

         Intraco entered into three-year employment agreements with Walt Nawrocki and Robert Marcus pursuant to which they served as chief executive officer and chief financial officer, respectively. Mr. Nawrocki's agreement provided for an annual salary of $175,000, with base salary adjustments at the end of each year of employment at the discretion of the Board of Directors. Mr. Marcus' agreement provided for a base salary of $145,000, with increases at the Board of Directors' discretion. In July 2001, Messrs. Nawrocki and Marcus resigned as officers of Intraco and their respective employment agreements were terminated.

         Our success is dependent on the services of Jack S. Berger, our president, who has significant experience in information, data and voice services and who developed the change in our business plan to begin offering these services. The loss of the services of Mr. Berger or other key personnel could have a material adverse effect on our business. We have entered into employment agreements with certain of our key personnel, including Mr. Berger. We do not, however, currently maintain key man life insurance policies for any of our officers or other personnel.

Stock Option Plan

         Intraco has adopted a stock option plan to attract and induce officers, directors and key employees of Intraco to remain with Intraco. The plan provides for the grant of options that qualify as incentive stock options under Section 422(a) of the Internal Revenue Code of 1986, as amended, and nonstatutory options. The stock option plan was approved in 1998 and amended in January 2001 to increase the number of shares available for grant to 20,000,000.

         As of July 18, 2001, options to purchase an aggregate of 16,164,167 shares of common stock were outstanding under the plan with exercise prices of $0.05 to $4.87. These options vest immediately or over a five-year period and expire from two years to 10 years from the date of grant. In 2000, no options were granted to and no options were exercised by the named executive officers.

         The Board may terminate the plan or may amend the plan as it may deem advisable. The Board may unilaterally amend the plan and incentive awards as it deems appropriate to ensure compliance with Rule 16b-3 and to cause incentive awards to meet the requirements of the Internal Revenue Code and the regulations thereunder.

         All present and future employees of Intraco or of any parent or subsidiary of Intraco and any consultant retained to provide services to Intraco, and who is selected by the committee to be eligible to receive incentive awards under the plan are entitled to receive options under the plan.

         All present and future non-employee directors are eligible to receive nonstatutory options under the plan. Non-employee directors shall not be entitled to receive any other form of incentive award under the plan.

         The exercise price of shares of common stock covered by an incentive stock option cannot be less than 100% of the fair market value of such shares on the date of grant; provided that if an incentive stock option is granted to an employee who, at the time of the grant, is a 10% shareholder, then the exercise price of the shares covered by the incentive stock option will not be less than 110% of the fair market value of such shares on the date of grant. The exercise price of nonstatutory stock options will not be less than 85% of fair market value of such shares on the date of grant.

         Stock options held by our named executive officers of as December 31, 2000

         The following table indicates the total number and value of exercisable and unexercisable stock options held by named executive officers as of December 31, 2000.

                                                      Value of Unexercised
                     Number of Unexercised            In-the-Money Options
                   Options at Fiscal Year End          at Fiscal Year End
                  ----------------------------    ----------------------------
     Name         Exercisable    Unexercisable    Exercisable    Unexercisable
--------------    -----------    -------------    -----------    -------------
Walt Nawrocki      3,000,000       1,000,000          $0               $0
Jack S. Berger             0               0          $0               $0
Robert Marcus      1,750,000         250,000          $0               $0

         The value of the unexercised in-the-money options is based on the closing bid price of $0.22 on December 29, 2000.

         In January 2001, our Board of Directors granted options to purchase 2,000,000 shares of common stock to each of the named executive officers. The options granted to Mr. Berger are exercisable immediately at $0.21 per share, which was 110% of the closing price on the OTC Bulleting Board of our common stock on the date of grant. The options granted to Messrs. Nawrocki and Marcus are exercisable immediately at $0.19 per share, which was the closing price on the OTC Bulletin Board of our common stock on the date of grant. The options expire 10 years from the date of grant. If the options granted in January 2001 are included in the table above, the value of the unexercised in-the-money options held by each of the named executive officers, based on the closing price of our common stock on June 29, 2001, would be zero.

         In addition, on April 18, 2001, our Board of Directors granted options to purchase 100,000 shares of common stock to each of the named executive officers. The options granted to Mr. Berger are exercisable beginning on October 18, 2001 at $0.06 per share, which was 110% of the closing price on the OTC Bulletin Board of our common stock on the date of grant. The options granted to Messrs. Nawrocki and Marcus were exercisable beginning on October 18, 2001 at $0.05 per share, which was the closing price on the OTC Bulletin Board of our common stock on the date of grant, but have been canceled as a result of their resignation as officers of Intraco.

                             PRINCIPAL SHAREHOLDERS

         The following tables show information, as of the date of this prospectus, regarding our common stock, Series A preferred stock and Series B preferred stock owned of record or beneficially by (i) each shareholder who we know is the beneficial owner of more than of 5% of the outstanding shares of our common stock, Series A preferred stock, or Series B preferred stock; (ii) each director and executive officer; and (iii) all directors and executive officers as a group. Each shareholder listed below has sole voting and investment power. Unless otherwise indicated, the address of each of the persons named below is 3998 FAU Boulevard, Suite 210, Boca Raton, Florida 33431. As of the date of this prospectus, a total of 30,310,090 shares of our common stock, 391,500 shares of our Series A preferred stock and 872,100 shares of Series B preferred stock are issued and outstanding. The shares of Series A preferred stock and Series B preferred stock are convertible into a like number of shares of common stock.

         In accordance with the SEC rules, shares that are not outstanding but that are issuable upon the exercise of immediately exercisable options, warrants, rights or conversion privileges have been included for the purpose of computing the percentage of outstanding shares owned by the individual owning the convertible security or right, but not when computing the percentage for any other person. The number of shares reflected as owned by each of Messrs. Berger, Nawrocki, Marcus, Hildreth, Hager and Krieger include 2,000,000, 6,000,000, 4,000,000, 195,000, 86,667 and 86,667 shares of common stock issuable upon exercise of options, respectively. In addition, Mr. Hildreth's holdings also include 20,400 shares issuable upon conversion of preferred stock.


         Common Stock

                                           Amount and Nature of       Percent of Common
                                         Beneficial Ownership of      Stock Beneficially
          Name and Address                    Common Stock                   Owned
------------------------------------     ------------------------     ------------------

Jack S. Berger                                 10,109,000                    31.3%
Walt Nawrocki                                   6,000,000                    16.5
Robert Marcus                                   4,000,000                    11.7
William D. Hager                                  186,667                       *
Robert Hildreth, Jr                             1,235,400                     4.0
Martin Katz                                     3,000,000                     9.9
Benjamin W. Krieger                               106,667                       *
Vestar Capital Corp.                            1,650,000                     5.4
All executive officers and directors
as a group (six persons)                       21,637,734                    50.7%

------------------------
         *Less than 1%

         Messrs. Nawrocki and Marcus have resigned as Intraco's chief executive officer and chief financial officer, respectively. As a result of their resignation the options to purchase a total of 4,000,000 shares of our common stock currently reflected in the table above will be canceled on October 13, 2001 if not exercised before such date.


         Series A Preferred Stock

                                           Amount and Nature of       Percent of Series A
                                         Beneficial Ownership of        Preferred Stock
          Name and Address               Series A Preferred Stock     Beneficially Owned
------------------------------------     ------------------------     -------------------

Peter Georg Studer, Sole Director                 100,000                    25.5%
  Alpenstein Holding AG
  Berkenstrasse 49
  Rotkreuz, SZ
Mario Franchi                                      50,000                    12.8
  Sitel Corporation
  No. 15 Andar No. 3, Floor 1050
  Lisbon, Portugal
Rolf Frommel                                       50,000                    12.8
  P.O. Box 53
  Taby, SW  18321
Phillip Smith and Bernie Smith,                    20,000                     5.1
  JT TEN
  26 Ballymace Green Rathfamham
  Dublin 14 Ireland
Osakeyhtio & Jukka Hallman                         20,000                     5.1
  Haapaniemenkatu 28 KRS
  Kuspio, FI  70111
All executive officers and directors                    0                       0
as a group (six persons)


         Series B Preferred Stock

                                           Amount and Nature of       Percent of Series B
                                         Beneficial Ownership of        Preferred Stock
          Name and Address               Series B Preferred Stock     Beneficially Owned
------------------------------------     ------------------------     -------------------

Peter Georg Studer, Sole Director                 401,200                    46.0%
  Alpenstein Holding AG
  Berkenstrasse 49
  Rotkreuz, SZ
Robert Hildreth, Jr.                               20,400                     2.3
Richard A. Persson TTEE                           401,200                    46.0
  Richard A. Persson Declaration
  625 Prestwick Drive
  Frankfort, IL  60423
All executive officers and                         20,400                     2.3
directors as a group (six persons)


                              SELLING SHAREHOLDERS

         The following table shows certain information as of the date of this prospectus regarding the number of shares of our common stock beneficially owned by each selling shareholder and the number of shares each selling shareholder is including for sale in this prospectus. This table assumes that all shares offered for sale in the prospectus are sold.

                               Beneficial Ownership of                           Beneficial Ownership of
                                 Common Stock Before                               Common Stock After
                                      Offering                                          Offering
                               -----------------------     Number Offered-       -----------------------
         Selling                                          By Selling Share-
       Shareholder             Number          Percent          Holder           Number          Percent
------------------------                                  -----------------

Albedo Investments
   Limited S.A.              1,425,000           4.7%         1,400,000           25,000           *
Jonathan Bloch                  33,333           *               33,333                0           0
Broad and Cassel               794,872           2.6%           794,872                0           0
Lawrence Calahan                10,000           *               10,000                0           0
Jed Cohen                       33,333           *               33,333                0           0
Dubois Investments             500,000           1.6%           500,000                0           0
Gerard Klauer Mattison &       233,338           *              233,338                0           0
   Co., Inc.
Emanuel Gerard                  66,666           *               66,666                0           0
Martin Katz                  3,000,000           9.9%         1,000,000        2,000,000           6.4%
Gerold Klauer                   66,666           *               66,666                0           0
Sean McGowan                    66,666           *               66,666                0           0
Dominic Petito                  66,666           *               66,666                0           0
Ronald Silverman                33,333           *               33,333                0           0
David Stetson                    6,666           *                6,666                0           0
Simon Strauss                   33,333           *               33,333                0           0
Charles Ughetta                 16,666           *               16,666                0           0
Zurich Mutual S.A.           1,200,000           4.0%         1,200,000                0           0
Vestar Capital Corp.         1,650,000           5.4%         1,500,000          150,000           *

------------------------
*        Less than 1%.

                              CERTAIN TRANSACTIONS

         From time to time, Intraco has loaned funds and sold products to Intraco Systems Pty., Ltd., an Australian corporation that is indirectly controlled by Jack S. Berger, Intraco's president. Mr. Berger is a majority stockholder in Intraco International, Inc., the corporation that owns a majority interest in Intraco Systems Pty. In 1998, Intraco sold products to Intraco Systems Pty. valued at $235,255 and received cash payments of $199,126. The balance remaining due to Intraco for those products, together with the balance due from the prior year's sales, totaled $169,539 and was converted into a note receivable bearing interest at 6% per annum and payable in 36 monthly installments. In 1999, $74,000 was collected and the remaining $48,000 was determined to be uncollectible.

         In May 1997, Intraco entered into a consulting agreement with Vestar Capital Corporation pursuant to which Vestar provides organizational and strategic planning services. Vestar assisted Intraco with an internal reorganization in 1998 and assisted in the identification of potential acquisitions. The compensation under this agreement provided for monthly fees of $3,000 through February 1998, and $1,650 per week thereafter. Vestar received 891,000 restricted shares of Intraco common stock from the principal shareholder of Intraco on behalf of Intraco, which represented 9.9% of the then outstanding shares, and had the right to be issued warrants to maintain its 9.9% interest in Intraco despite any further issuances of capital stock until May 2000 pursuant to an anti-dilution provision in its consulting agreement. During November 1998, Intraco issued to Vestar warrants to purchase 150,000 shares of common stock at $0.25 per share in exchange for the cancellation of the anti-dilution clause of its consulting agreement. The consulting agreement with Vestar was terminated on February 1, 2000.

         In April 1999, Intraco completed a share exchange with Custom Touch, a Nevada corporation with no material operations whose common stock traded on the OTC Bulletin Board. Under the share exchange agreement, all outstanding shares of Intraco capital stock were exchanged for 10,531,500 Custom Touch shares, which represented 81% of the total Custom Touch shares outstanding at the time of the exchange. Upon the completion of the exchange, the prior shareholders and promoters of Custom Touch held 2,429,489 shares and the Intraco shareholders held 10,531,500 shares. Thereafter, Custom Touch changed its name to Intraco Systems, Inc. A total of 1,487,298 shares were issued to Jensen Services and Associates for services associated with the share exchange.

         In March 2000, Jack S. Berger and Walt Nawrocki entered into a voting agreement pursuant to which they agreed to share equally in voting the shares owned by each of them. Each also agreed to vote all of the shares of Intraco securities to which he is entitled to vote in favor of the other person in the election of Intraco directors and to not take any action, directly or indirectly, that will assist, facilitate, encourage or solicit another party in the removal of the other from Intraco board or from their current positions as executive officers of Intraco. This agreement has been terminated as a result of Mr. Nawrocki's resignation as an officer and director of Intraco.

                                 OUR SECURITIES

         The following summarizes the important provisions of our capital stock. For more information about our capital stock, please see the copy of our amended and restated certificate of incorporation that has been filed as an exhibit to the registration statement of which this prospectus forms a part.

         Under the amended and restated certificate of incorporation, the authorized but unissued and unreserved shares of our capital stock will be available for issuance for general corporate purposes, including possible stock dividends, future mergers or acquisitions, or private or public offerings. Except as may otherwise be required, shareholder approval will not be required for the issuance of those shares.

         Our authorized capital stock consists of 100,000,000 shares of common stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share. As of the date of this prospectus, 30,310,090 shares of common stock and 1,263,600 shares of preferred stock are outstanding.

Common Stock

         Each share of our common stock entitles the holder to one vote on all matters submitted to a vote of the shareholders. The holders of common stock are entitled to receive dividends, when, as and if declared by the Board of Directors, in its discretion, from funds legally available therefor. We do not currently intend to declare or pay cash dividends in the foreseeable future, but rather intend to retain any future earnings to finance the expansion of our businesses. If we liquidate or dissolve, the holders of our common stock are entitled to share ratably in our assets, if any, legally available for distribution to shareholders after the payment of all of our debts and liabilities and payment of the liquidation preference of any outstanding shares of preferred stock.

         Our common stock has no preemptive rights and no subscription, redemption or conversion privileges. Our common stock does not have cumulative voting rights, which means that the holders of a majority of the outstanding shares of our common stock voting for the election of directors can elect all members of the Board of Directors. A majority vote is also sufficient for other actions that require the vote or concurrence of shareholders.

Preferred Stock

         Our Board of Directors has the authority to issue up to 10,000,000 shares of preferred stock in one or more series. The Board can determine the number of shares in each series, as well as the voting and other rights of the series, including the dividend rights and dividend rate, terms of redemption, conversion rights and liquidation preferences. The Board has the authority to determine these rights without any further vote or action by the shareholders.

         We have designated 2,500,000 shares of preferred stock as Series A Convertible Redeemable Preferred Stock, of which 391,500 shares are currently outstanding. Each share is convertible into one share of our common stock, subject to adjustment in certain circumstances. Each share of Series A preferred stock is entitled to receive a cumulative dividend of 7% per annum, payable quarterly. Each share has a liquidation value of $1.00. We may redeem the shares at any time for $1.00 per share at our option. Each share of Series A preferred stock is non-voting, except otherwise required by applicable law.

         We have designated 1,700,000 shares of preferred stock as Series B Convertible Redeemable Preferred Stock, of which 872,100 shares are currently outstanding. Each share is convertible into one share of our common stock, subject to adjustment in certain circumstances. The Series B preferred stock does not have a specified dividend; instead, each share will be entitled to receive dividends only if declared by the Board of Directors, in its sole discretion. Each share has a liquidation value of $1.00, except that the liquidation value per share for subscriptions exceeding $100,000 is $.997. We may redeem the shares at any time for the liquidation value at our option. Each share of Series B preferred stock is non-voting, except as otherwise required by applicable law.

Warrants

         We currently have outstanding an aggregate of 4,856,160 warrants. Of this total, 1,623,949 are Non-Callable A warrants, 811,975 are Callable B warrants, and 811,969 are Callable C warrants and 1,608,267 are other warrants. The warrants have exercise prices ranging from $0.10 to $2.00 per share. The warrants are exercisable for five years from the date of issuance. We may not redeem our Non-Callable A warrants. We may redeem our Callable B warrants upon 30 days' prior written notice, if our common stock's trading price is $3.00 or more for 20 consecutive days of trading. We may redeem our Callable C warrants upon 30 days' prior written notice, if our common stock's trading price is $4.00 or more for 20 consecutive days of trading. If we redeem the warrants, warrant holders have the right to exercise the warrants until the close of the business day preceding the date fixed for redemption. The warrants do not confer upon holders any voting or any other rights as shareholders.

         The various exercise prices and the number of shares of common stock issuable upon the exercise of the warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassification of our common stock. In addition, the exercise prices and the number of shares of common stock issuable upon exercise of the warrants is subject to adjustment if we issue shares of common stock at a price less than the exercise price of the warrants or for no consideration.

"Anti-Takeover" Provisions

         Although the Board of Directors is not currently aware of any takeover attempts, our certificate of incorporation and by-laws contain certain provisions that may be deemed to be "anti-takeover" because they may deter, discourage or make more difficult the assumption of control of the company by another corporation or person through a tender offer, merger, proxy contest or similar transaction or series of transactions. These provisions were adopted unanimously by our Board of Directors and approved by our shareholders.

         Authorized but Unissued Shares. We authorized 100,000,000 shares of common stock and 10,000,000 shares of preferred stock. These shares were authorized for the purpose of providing our Board of Directors with as much flexibility as possible to issue additional shares for proper corporate purposes, including equity financing, acquisitions, stock dividends, stock splits, other grants of stock options, and other purposes. The issuance of shares of preferred stock may have an adverse effect on the holders of our common stock. Our shareholders do not have preemptive rights with respect to the purchase of any shares. Therefore, such issuances could result in a dilution of voting rights and book value per share as to our common stock.

         No Cumulative Voting. Our by-laws do not contain any provisions for cumulative voting. Cumulative voting entitles shareholders to as many votes as equal the number of shares owned by such holder multiplied by the number of directors to be elected. A shareholder may cast all these votes for one candidate or distribute them among any two or more candidates. Thus, cumulative voting for the election of directors allows a shareholder or group of shareholders that hold less than 50% of the outstanding shares voting to elect one or more members of a board of directors. Without cumulative voting for the election of directors, the vote of holders of a plurality of the shares voting is required to elect any member of a board of directors and would be sufficient to elect all the members of the board being elected.

         General Effect of Anti-Takeover Provisions. The overall effect of these provisions may be to deter a future tender offer or other takeover attempt that some shareholders might view to be in their best interest, as the offer might include a premium over the market price of our common stock at that time. In addition, these provisions may have the effect of assisting our current management in retaining its positions and better enable it to resist changes that some shareholders may want to make if dissatisfied with the conduct of our business.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Of the 30,310,090 shares of our common stock outstanding as of the date of this prospectus, 22,710,518 shares of common stock are restricted securities, as that term is defined in Rule 144 promulgated under the Securities Act.

         Of the 30,310,090 shares currently outstanding, 9,249,000 shares are owned by our affiliates, as that term is defined under the Securities Act. Pursuant to an SEC interpretive letter, the resale of the shares owned by affiliates of a blank check company may be carried out only pursuant to a registered offering, such as under this prospectus. A "blank check company" is a development stage company that has no specific business plan or purpose or has indicated its business plan is to engage in a merger or acquisition with an unidentified entity or person. The SEC also follows this position with respect to shares of a blank check company sold directly to non-affiliates in an unregistered offering.

         When a company is no longer considered a blank check company, Rule 144 may be available for resales of the company's shares acquired after that time. Under Rule 144, if certain other conditions are satisfied, a person who has beneficially owned restricted shares for at least one year is entitled to sell within any three-month period a number of shares up to the greater of 1% of the total number of outstanding shares of common stock, or if the common stock is quoted on Nasdaq or an exchange, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been our affiliate for at least three months immediately preceding the sale, and who has beneficially owned the shares of common stock for at least two years, is entitled under Rule 144, if the rule is available, to sell the shares without regard to any of the volume limitations described above.

         No prediction can be made as to the effect, if any, that sales of shares or the availability of shares for sale as described above will have on the market prices of the common stock prevailing from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market may adversely affect prevailing prices for the common stock and could impair our ability to raise capital in the future through the sale of equity securities.

                        HOW THE SHARES MAY BE DISTRIBUTED

         The selling shareholder may sell its shares of common stock in various ways and at various prices. Some of the methods by which the selling shareholder may sell its shares include:

         o ordinary brokerage transactions and transactions in which the broker solicits purchasers or makes arrangements for other brokers to participate in soliciting purchasers;

         o    privately negotiated transactions;

         o block trades in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker or dealer as principal and resale by that broker or dealer for the selling shareholder's account under this prospectus in the over-the-counter market at prices and on terms then prevailing in the market;

         o sales under Rule 144, if available, rather than using this prospectus;

         o    a combination of any of these methods of sale; and

         o    any other legally permitted method.

         The applicable sales price may be affected by the type of transaction.

         The selling shareholder may also pledge its shares as collateral for margin loans under their customer agreements with their brokers. If there is a default by the selling shareholder, the brokers may offer and sell the pledged shares. When selling its shares of common stock, the selling shareholder intends to comply with the prospectus delivery requirements under the Securities Act, by delivering a prospectus to each purchaser. We intend to file any amendments or other necessary documents in compliance with the Securities Act that may be required in the event a selling shareholder defaults under any customer agreement with brokers.

         Brokers and dealers may receive commissions or discounts from the selling shareholders or, in the event the broker-dealer acts as agent for the purchaser of the shares, from that purchaser, in amounts to be negotiated. These commissions are not expected to exceed those customary in the types of transactions involved.

         We cannot estimate at the present time the amount of commissions or discounts, if any, that will be paid by the selling shareholders in connection with the sales of the shares.

         The selling shareholder and any broker-dealers or agents that participate with the selling shareholder in sales of the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         Under the securities laws of certain states, the shares may be sold in those states only through registered or licensed broker-dealers. In addition, the shares may not be sold unless the shares have been registered or qualified for sale in the relevant state or unless the shares qualify for an exemption from registration or qualification.

         We have agreed to pay all of our out-of-pocket expenses and our accounting fees and expenses incident to the registration of the shares.

         The selling shareholder and other persons participating in the distribution of the shares offered under this prospectus are subject to the applicable requirements of Regulation M promulgated under the Exchange Act in connection with sales of the shares.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Our amended and restated certificate of incorporation generally provides for indemnification of each director, employee or agent as long as these individuals acted in good faith and in a manner he or she believed to be in or not opposed to our best interest and had no reasonable cause to believe that such conduct was unlawful.

         The SEC is of the opinion that indemnification of directors, officers and controlling persons for liabilities arising under the Securities Act is against public policy and is, therefore, unenforceable.

                                  LEGAL MATTERS

         The legality of the securities offered by this prospectus will be passed upon by Broad and Cassel, a partnership including professional associations, Miami, Florida.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

         Broad and Cassel has received a total of 794,872 shares of our common stock as payment for legal services previously provided by Broad and Cassel to us.

                                     EXPERTS

         Our Consolidated Financial Statements as of December 31, 2000 and for each of the years ended December 31, 2000 and 1999 included in this prospectus have been included herein in reliance upon the reports of Daszkal Bolton Manela Devlin & Co., independent certified public accountants, which appear elsewhere in this prospectus, and are included upon the authority of this firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the SEC a registration statement on Form SB-2 with respect to the securities being offered hereby. This prospectus does not contain all of the information set forth in the registration statement, as permitted by the rules and regulations of the SEC. For further information, you should refer to the registration statement and to the exhibits filed with the registration statement. Each statement made in this prospectus referring to a document filed as an exhibit to the registration statement is qualified by reference to the exhibit for a complete statement of its terms and conditions.

         We also file annual, quarterly and special reports and other information with the SEC. You may read and copy any report or document we file, and the registration statement, including the exhibits, may be inspected at the SEC's public reference rooms located at 450 Fifth Street, N.W., Washington, D.C. 20549; at 7 World Trade Center, Suite 1300, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at: http://www.sec.gov.

         We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request of that person, a copy of any and all of the information that has been incorporated by reference in this prospectus, excluding exhibits unless those exhibits are specifically incorporated by reference into the documents requested. Please direct such requests to the chief financial officer, Intraco Systems, Inc., 3998 FAU Boulevard, Suite 210, Boca Raton, Florida 33431, telephone number (561) 367-0600.

         You should only rely on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. Our common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

                              INTRACO SYSTEMS, INC.

                          INDEX TO FINANCIAL STATEMENTS


Independent Auditor's Report..............................................  F-2

Balance Sheets as of December 31, 2000 and 1999...........................  F-3

Statements of Operations for the Years Ended December 31, 2000 and 1999...  F-5

Statements of Changes in Stockholders' Deficit for the Years Ended
         December 31, 2000 and 1999.......................................  F-6

Statements of Cash Flows for the Years Ended December 31, 2000 and 1999...  F-8

Notes to Financial Statements............................................. F-10

Balance Sheet as of March 31, 2001 (unaudited)............................ F-19

Statements of Operations for the Three Months ended March 31, 2001 and
         2000 (unaudited)................................................. F-20

Statements of Changes in Stockholders' Equity for the years ended
         December 31, 2000 and 1999 and the Three Months Ended
         March 31, 2001................................................... F-21

Statements of Cash Flows for the Three Months ended March 31, 2001 and
         2000 (unaudited) ................................................ F-22

Notes to Financial Statements (unaudited)................................. F-23

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
Intraco Systems, Inc.

We have audited the accompanying balance sheets of Intraco Systems, Inc., as of December 31, 2000 and 1999, the related statements of operations, changes in stockholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Intraco Systems, Inc., as of December 31, 2000 and 1999, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 14 to the financial statements, the Company has experienced substantial losses from operations since its inception as well as negative cash flows from operations. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 14. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the amounts and classification of liabilities that might result from the resolution of these uncertainties.



Boca Raton, Florida
February 26, 2001

INTRACO SYSTEMS, INC.
BALANCE SHEETS
DECEMBER 31, 2000 AND 1999
================================================================================

                                     ASSETS

                                                                   2000         1999
                                                                ----------   ----------
Current assets:
   Cash                                                         $  619,340   $  151,725
   Accounts receivable, net of allowance of $2,516 and $6,639      516,054      535,422
   Inventory                                                            --       16,678
   Prepaid expenses                                                 79,812       86,395
                                                                ----------   ----------
               Total current assets                              1,215,206      790,220
                                                                ----------   ----------

Property and equipment, net                                        989,870      233,914
                                                                ----------   ----------

Other assets:
   Goodwill, net of amortization of $8,391 and $1,125               75,519       82,785
   License agreement, net                                           12,500           --
   Deposits                                                         16,642       15,064
                                                                ----------   ----------
               Total other assets                                  104,661       97,849
                                                                ----------   ----------

               Total assets                                     $2,309,737   $1,121,983
                                                                ==========   ==========

(CONTINUED ON NEXT PAGE)


      See accompanying notes to financial statements and auditor's report.

INTRACO SYSTEMS, INC.
BALANCE SHEETS
DECEMBER 31, 2000 AND 1999
================================================================================

(CONTINUED FROM PREVIOUS PAGE)

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

                                                                             2000           1999
                                                                         -----------    -----------
Current liabilities:
   Accounts payable                                                      $   857,770    $   975,620
   Deferred revenue                                                          107,406        165,494
   Accrued expenses                                                          271,935         47,530
   Customer deposits                                                          11,127          3,900
   Capital lease payable                                                      10,008          9,314
   Stock issuance cost payable                                               254,840             --
   Note payable                                                                   --        126,065
                                                                         -----------    -----------
               Total current liabilities                                   1,513,086      1,327,923
                                                                         -----------    -----------

Capital lease payable                                                         21,315         31,323

Stockholders' equity (deficit):
   Series A  convertible redeemable preferred stock, $.001 par value,
     2,500,000 shares authorized and 396,500 and 767,500 shares issued
     and outstanding                                                             397            768
   Series B  convertible redeemable preferred stock, $.001 par value,
     1,700,000 shares authorized and 872,100 and 989,400 shares issued
     and outstanding                                                             872            989
   Common stock, $.001 par value, 100,000,000 shares
     authorized, 17,496,550 and 13,020,989 shares issued
     and outstanding                                                          17,497         13,021
Subscriptions receivable                                                          --       (446,300)
Additional paid-in capital                                                 7,293,231      2,251,561
Outstanding stock warrants                                                    27,000         27,000
Accumulated deficit                                                       (6,563,661)    (2,084,302)
                                                                         -----------    -----------
               Total stockholders' equity (deficit)                          775,336       (237,263)
                                                                         -----------    -----------

               Total liabilities and stockholders' equity (deficit)      $ 2,309,737    $ 1,121,983
                                                                         ===========    ===========

      See accompanying notes to financial statements and auditor's report.

INTRACO SYSTEMS, INC.
STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2000 AND 1999
================================================================================


                                                                     2000            1999
                                                                 ------------    ------------
Revenues                                                         $  5,097,681    $  2,929,967

Cost of revenues                                                    4,231,251       2,165,581
                                                                 ------------    ------------

Gross profit                                                          866,430         764,386

General and administrative                                          5,440,387       2,197,492
                                                                 ------------    ------------

(Loss) from operations                                             (4,573,957)     (1,433,106)

Interest income                                                        94,827          32,195

Interest expense                                                      (14,906)        (40,401)

Other income                                                           14,677           2,417
                                                                 ------------    ------------

Net (loss)                                                       $ (4,479,359)   $ (1,438,895)
                                                                 ============    ============


Net loss per share (basic & diluted)                             $      (0.27)   $      (0.12)
                                                                 ============    ============

Weighted average number of shares outstanding and to be issued     16,418,137      12,067,309
                                                                 ============    ============

      See accompanying notes to financial statements and auditor's report.

INTRACO SYSTEMS, INC.
STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
YEARS ENDED DECEMBER 31, 2000 AND 1999
================================================================================

                                                      Preferred Stock A           Preferred Stock B             Common Stock
                                                  -------------------------   -------------------------   -------------------------
                                                    Shares        Amount        Shares        Amount        Shares        Amount
                                                  -----------   -----------   -----------   -----------   -----------   -----------
Balance at December 31, 1998                           52,600            53            --            --     9,665,200         9,665

Issuance of preferred stock for cash - Series A       714,900           715            --            --            --            --

Issuance of preferred stock for cash - Series B            --            --       989,400           989            --            --

Warrants                                                   --            --            --            --            --            --

Costs associated with issuance of stock                    --            --            --            --            --            --

Issuance of common stock                                   --            --            --            --       866,300           866

Acquisition of CTE assets                                  --            --            --            --     2,429,489         2,430

Costs associated with recapitalization                     --            --            --            --            --            --

Issuance of common stock for acquisition                   --            --            --            --        60,000            60

Dividends paid                                             --            --            --            --            --            --

Subscriptions receivable                                   --            --            --            --            --            --

Net loss for the year                                      --            --            --            --            --            --
                                                  -----------   -----------   -----------   -----------   -----------   -----------

Balance at December 31, 1999                          767,500   $       768       989,400   $       989    13,020,989   $    13,021
                                                  -----------   -----------   -----------   -----------   -----------   -----------

                                                                  Additional    Outstanding
                                                 Subscriptions     Paid-in         Stock      Accumulated
                                                  Receivable       Capital        Options       Deficit         Total
                                                  -----------    -----------    -----------   -----------    -----------
Balance at December 31, 1998                               --        131,797             --      (645,407)      (503,892)

Issuance of preferred stock for cash - Series A            --        714,286             --            --        715,001

Issuance of preferred stock for cash - Series B            --        988,011             --            --        989,000

Warrants                                                   --             --         27,000        27,000

Costs associated with issuance of stock                    --       (244,848)            --            --       (244,848)

Issuance of common stock                                   --        865,434             --            --        866,300

Acquisition of CTE assets                                  --         (1,425)            --            --          1,005

Costs associated with recapitalization                     --       (283,151)            --            --       (283,151)

Issuance of common stock for acquisition                   --         89,940             --            --         90,000

Dividends paid                                             --         (8,483)            --            --         (8,483)

Subscriptions receivable                             (446,300)            --             --            --       (446,300)

Net loss for the year                                      --             --             --    (1,438,895)    (1,438,895)
                                                  -----------    -----------    -----------   -----------    -----------

Balance at December 31, 1999                      $  (446,300)   $ 2,251,561    $    27,000   $(2,084,302)   $  (237,263)
                                                  -----------    -----------    -----------   -----------    -----------

(continued on next page)


      See accompanying notes to financial statements and auditor's report.

INTRACO SYSTEMS, INC.
STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
YEARS ENDED DECEMBER 31, 2000 AND 1999
================================================================================

(continued from previous page)

                                                    Preferred Stock A            Preferred Stock B               Common Stock
                                                --------------------------   --------------------------   -------------------------
                                                  Shares         Amount        Shares         Amount        Shares         Amount
                                                -----------    -----------   -----------    -----------   -----------   -----------
Conversion of preferred stock to common stock      (371,000)          (371)     (117,300)          (117)      488,300           488

Issuance of common stock                                 --             --            --             --     3,830,146         3,831

Issuance of common stock for services                    --             --            --             --        62,000            62

Exercise of options                                      --             --            --             --        95,115            95

Costs associated with issuance of stock                  --             --            --             --            --            --

Dividends paid                                           --             --            --             --            --            --

Receipt of stock subscription                            --             --            --             --            --            --

Net loss for the year                                    --             --            --             --            --            --
                                                -----------    -----------   -----------    -----------   -----------   -----------

Balance at December 31, 2000                        396,500    $       397       872,100    $       872    17,496,550   $    17,497
                                                -----------    -----------   -----------    -----------   -----------   -----------


                                                               Additional     Outstanding
                                                Subscriptions    Paid-in         Stock      Accumulated
                                                 Receivable      Capital        Options       Deficit         Total
                                                 -----------   -----------    -----------   -----------    -----------
Conversion of preferred stock to common stock             --            --             --            --             --

Issuance of common stock                                  --     5,408,365             --            --      5,412,196

Issuance of common stock for services                     --       109,026             --            --        109,088

Exercise of options                                       --           (95)            --            --             --

Costs associated with issuance of stock                   --      (448,542)            --            --       (448,542)

Dividends paid                                            --       (27,084)            --            --        (27,084)

Receipt of stock subscription                        446,300            --             --            --        446,300

Net loss for the year                                     --            --             --    (4,479,359)    (4,479,359)
                                                 -----------   -----------    -----------   -----------    -----------

Balance at December 31, 2000                     $        --   $ 7,293,231    $    27,000   $(6,563,661)   $   775,336
                                                 -----------   -----------    -----------   -----------    -----------


      See accompanying notes to financial statements and auditor's report.

INTRACO SYSTEMS, INC.
STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2000 AND 1999
================================================================================


                                                               2000           1999
                                                            -----------    -----------
Cash flows from operating activities:
      Net (loss)                                            $(4,479,359)   $(1,438,895)
      Adjustments to reconcile net loss to net cash
        provided (used) by operating activities:
            Depreciation and amortization                       218,118         72,331
            Issuance of common stock for services               109,088             --
            Warrants                                                 --         27,000
            Allowance for note receivable - related party            --         48,096
            Changes in assets and liabilities:
      (Increase) decrease in:
            Inventory                                            16,678         49,162
            Accounts receivable                                  19,368       (485,522)
            Prepaid expenses                                      6,583         39,549
            Due from related parties                                 --         46,480
            Security deposits                                    (1,578)        (1,245)
      Increase (decrease) in:
            Accounts payable                                   (117,850)       643,144
            Deferred revenue                                    (58,088)        13,320
            Customer deposits                                     7,227       (168,295)
            Accrued expenses                                    224,405         50,332
                                                            -----------    -----------
Net cash (used) by operating activities                      (4,055,408)    (1,104,543)
                                                            -----------    -----------

Cash flows from investing activities:
      Purchase of property and equipment                       (929,308)      (145,316)
      Purchase of license agreement                             (50,000)            --
                                                            -----------    -----------
Net cash (used) by investing activities                        (979,308)      (145,316)
                                                            -----------    -----------

Cash flows from financing activities:
      Proceeds from issuance of stock, net                    5,664,794      1,579,006
      Proceeds from capital lease                                    --          9,363
      Repayment of capital lease                                 (9,314)        (9,363)
      Proceeds from note receivable - related party                  --         74,963
      Dividends paid                                            (27,084)        (8,483)
      Repayment of long-term debt                              (126,065)      (294,147)
                                                            -----------    -----------
Net cash provided  by financing activities                    5,502,331      1,351,339
                                                            -----------    -----------

Net increase in cash                                            467,615        101,480

Cash, beginning of year                                         151,725         32,245
                                                            -----------    -----------

Cash, end of year                                           $   619,340    $   151,725
                                                            ===========    ===========


      See accompanying notes to financial statements and auditor's report.

INTRACO SYSTEMS, INC.
STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2000 AND 1999
================================================================================

(CONTINUED FROM PREVIOUS PAGE)

                                                                       2000          1999
                                                                   -----------   -----------
Supplemental disclosure of cash flow information:
       Cash paid during the year for interest                      $    14,906   $    40,401
                                                                   ===========   ===========

Non-cash transactions affecting financing activities:
       Common stock issued for note                                $        --   $   446,300
                                                                   ===========   ===========
       Issuance of common stock for acquisition                    $        --   $    90,000
                                                                   ===========   ===========
       Assets acquired under capital lease                         $        --   $    50,000
                                                                   ===========   ===========
       Unpaid costs associated with the issuance of common stock   $   254,840   $        --
                                                                   ===========   ===========

      See accompanying notes to financial statements and auditor's report.

INTRACO SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
================================================================================


NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Intraco Systems, Inc. (the "Company") was incorporated in Florida in March 1990. In April 1999, Custom Touch Electronics ("CTE"), a public shell, acquired all of the outstanding common stock of the Company. For accounting purposes, the acquisition has been treated as an acquisition of CTE by the Company and as a re-capitalization of the Company. As a result of the re-capitalization, the Company is now a Nevada corporation. Intraco is an information technology, data and voice service provider offering comprehensive commercial services that will enable customers to eliminate or replace all on-site telephone, data systems and server applications. Intraco's targeted customers include small and mid-size businesses such as websites/e-commerce companies and larger businesses such as telecommunications companies. Intraco's services will voice-enable a wide range of applications such as websites, e-commerce, auctioning, paging, e-mail and unified messaging.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH EQUIVALENTS

The Company considers all highly-liquid debt instruments with original maturities of three months or less to be cash equivalents.


PROPERTY AND EQUIPMENT

Property and equipment is recorded at cost and is depreciated using the straight-line method over their estimated useful lives.


ADVERTISING COSTS

Advertising costs, which are principally included in general and administrative expenses, are expensed as incurred. Advertising expense was $55,170 and $16,231 for the years ended December 31, 2000 and 1999, respectively.


USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.


REVENUE RECOGNITION

Generally, revenues from sales of products are recognized when products are shipped unless the Company has obligations remaining under sales or licensing agreements, in which case revenue is either deferred until all obligations are satisfied or recognized ratably over the term of the contract. Revenues from sales of maintenance contracts in 2000 and 1999 were $377,823 and $379,728, respectively.


INVENTORY

Inventory consists primarily of computer equipment purchased for resale, and is stated at the lower of cost or market, with cost determined on the first-in, first-out (FIFO) method.

INTRACO SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
================================================================================


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

AMORTIZATION OF GOODWILL

Goodwill represents the amount by which the purchase price of a business acquired exceeds the fair market value of the net assets acquired under the purchase method of accounting. Goodwill is being amortized on a straight-line basis over 15 years. Accumulated amortization at December 31, 2000 and 1999 was $8,391 and $1,125, respectively. The Company assesses whether its goodwill and other intangible assets are impaired as required by SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed of" based on an evaluation of undiscounted projected cash flows through the remaining amortization period. If an impairment exists, the amount of such impairment is calculated based on the estimated fair value of the asset.


NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

                                                  2000           1999
                                              -----------    -----------

          Leasehold improvements              $    57,908    $    51,971
          Equipment                             1,225,421        302,050
          Furniture and fixtures                   22,260         22,260
                                              -----------    -----------
               Total property and equipment     1,305,589        376,281

          Less: accumulated depreciation         (315,719)      (142,367)
                                              -----------    -----------
                Property and equipment, net   $   989,870    $   233,914
                                              ===========    ===========

Depreciation expense for the years ended December 31, 2000 and 1999 was $173,352 and $71,206, respectively.


NOTE 4 - OPERATING LEASES

The Company leases facilities and equipment under operating leases, with terms from three to five years, payable in monthly installments. Total lease expense for the years ended December 31, 2000 and 1999 was $173,275 and $152,904, respectively.

Future minimum lease payments for leases with a term in excess of one year are as follows:

            Years Ended December 31,
        ---------------------------------

                     2001                        $   117,834
                     2002                             95,268
                     2003                             82,026
                     2004                                 --
                                                 -----------
                                                 $   295,128
                                                 ===========

NOTE 5 - RECLASSIFICATIONS

Certain amounts previsouly reported for 1999 have been reclassified to conform with the classifications used in 2000. Such reclassifications had no effect on the reported net loss.

INTRACO SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
================================================================================


NOTE 6 - CAPITAL LEASES

Certain non-cancelable leases are classified as capital leases, and the leased assets are included as part of "Property and equipment." Other leases are classified as operating leases and are not capitalized. Details of the capitalized leased assets are as follows:

                                                 2000             1999
                                             -----------      -----------

     Equipment                               $    50,000      $    50,000
     Less:  accumulated depreciation             (20,000)         (10,000)
                                             -----------      -----------
                              Total          $    30,000      $    40,000
                                             ===========      ===========


At December 31, 2000, the future minimum lease payments under the capital lease are as follows:

                                                            CAPITAL
               YEARS ENDED DECEMBER 31,                     LEASES
     ---------------------------------------------        -----------

                         2001                             $    11,940
                         2002                                  11,940
                         2003                                  10,945
                                                          -----------
     Total minimum lease payments                              34,825
                                                          -----------
     Less:  amount representing interest                       (3,502)
                                                          -----------
     Present value of net minimum lease payments               31,323
                                                          -----------
     Less:  current maturities                                (10,008)
                                                          -----------
     Long-term obligation                                 $    21,315
                                                          ===========


NOTE 7 - LONG-TERM DEBT

At December 31, 2000 and 1999, long-term debt consists of the following:

                                                                 2000          1999
                                                             -----------   -----------
     Note payable due in monthly installments ranging from
     $12,000 to $39,000 including interest at 10%. The
     Company paid off this note during the year ended
     December 31, 2000                                       $        --   $   126,065
     Less: current portion                                            --      (126,065)
                                                             -----------   -----------
     Note payable - long term                                $        --   $        --
                                                             ===========   ===========

Total interest expense for the years ended December 31, 2000 and 1999 was approximately $14,900 and $40,400, respectively.

INTRACO SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
================================================================================


NOTE 8 - CONCENTRATION OF CREDIT RISK

The Company maintains its cash bank deposits at various financial institutions. Accounts at these institutions are insured by the Federal Deposit Insurance Corporation up to $100,000 and the balances, at times, may exceed federally insured limits. At December 31, 2000 and 1999, the balances exceeding this limit were approximately $421,700 and $147,000.

The Company routinely assesses the financial strength of its customers, and, as a consequence, believes its trade accounts receivable exposure is limited.


NOTE 9 - MAJOR CUSTOMERS

Sales to one customer in 2000 represented approximately 21% of total sales, and sales to another customer represented approximately 38% of total sales in 1999.


NOTE 10 - STOCKHOLDERS' EQUITY

In March of 2000, the Company sold approximately 160,000 shares of $0.001 par value common stock to an investor at a cost of $1.25 per share with 30,000 warrants exercisable at $0.75 per warrant. The warrants were issued to the outside investors and the discount was considered a cost of raising capital. The discount of $.50 per warrant or $15,000, for the 30,000 warrants has been included in additional paid-in capital. The Company also sold approximately 3,474,000 units for $1.50 per unit; each unit consists of one share of common stock and one warrant exercisable at $1.50 per share. Fees associated with the offerings consisted of cash, warrants, and common stock.

During the year ended December 31, 2000, Intraco issued 50,000 shares of restricted common stock as settlement of an employment contract. The 50,000 shares issued for services were valued at the fair market value of Intraco's common stock at the date of issuance or $1.97 per share, the quoted market price on the close of the prior day. The $98,400 has been included in current year general and administrative expense.

During the year ended December 31, 2000, Intraco issued 12,000 shares of restricted common stock as payment of fees and issued 95,115 of restricted common stock to six former employees in connection with the exercise of stock options. The 12,000 shares issued for services were valued at the fair market value of Intraco's common stock at the date of issuance or the quoted market price on the close of the prior day. The $10,688 has been included in current year general and administrative expense.

During the year ended December 31, 2000, preferred stock holders converted 488,300 shares of preferred stock to common stock.

In March of 1999, the Company sold 866,300 shares of $0.001 par value common stock to an investment company at $1.00 per share for an interest-bearing note. At December 31, 1999, the balance of the note was $446,300. At December 31, 2000, this note was paid in full.

In October of 1999, the Company began a Series B convertible redeemable preferred stock offering, and, as a result of the offering, the Company issued 989,400 shares under Regulation S of preferred stock, for a total of $989,000. Holders will have the right to convert the Series B convertible redeemable preferred stock, in whole or in part, at any time, or from time to time, into the common stock, par value $.001, of the Company. The initial conversion rate is one-to-one and is subject to adjustment in certain circumstances including proportional stock splits, stock dividends, and reverse stock splits. The shares of Series B convertible redeemable preferred stock are subject to redemption, in whole or in part, at any time and from time to time, at the option of the Company, at the stated Preference Value of $1.00 per share and $0.99 for subscriptions over $100,000.

INTRACO SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
================================================================================


NOTE 10 - STOCKHOLDERS' EQUITY, CONTINUED

In November of 1998, the Company sold 767,500 shares of Series A convertible redeemable preferred stock at $1.00 per share. The shares of Series A convertible redeemable preferred stock shall be subject to redemption at any time at the option of the Company, at the stated Preferred Value of $1.00 per share. The shares also contain a 7% cumulative dividend. Holders have the right to convert the Series A convertible redeemable preferred stock, in whole or in part, at any time, or from time to time, into the common stock, par value $.001, of the Company. The initial conversion rate is on a one-to-one basis, and is subject to adjustment in certain circumstances including proportional stock splits, stock dividends, and reverse stock splits.


NOTE 11 - STOCK OPTION PLAN

STOCK OPTION PLAN

Under the Company's stock option plan, 10,000,000 shares of common stock were reserved for issuance upon exercise of options granted to directors, officers and employees of the Company. Options issued through December 31, 2000 carry exercise prices equal to that of the fair market value on the date of the grant. The options vest immediately or equally over a period of one to three years following the date of grant and the unexercised portion of the options expires and ceases to be exercisable on the earlier of the tenth year after the date of the grant or specified date following termination of employment.

The Company has elected to account for the stock options under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, no compensation expense has been recognized on the stock options.

For purposes of the pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The effect of Statement No. 123 resulted in a pro forma net loss of $6,917,260 and $2,977,899 for the years ended December 31, 2000 and 1999, respectively. In addition, the pro forma net loss per share was $0.42 and $0.25 per share for the years ended December 31, 2000 and 1999, respectively.

The fair value of each option is estimated on the date of grant using the fair market option-pricing model with the assumption:

                                                        2000          1999
                                                     -----------   -----------

     Risk-free interest rate                              6%            6%
     Expected life (years)                               10             2
     Expected volatility                                137%           53%
     Expected dividends                                 None          None
     Weighted average remaining contractual life       9 years      9.5 years

INTRACO SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
================================================================================


NOTE 11 - STOCK OPTION PLAN, CONTINUED

A summary of option transactions during the years ended December 31, 2000 and 1999, is shown below:

                                                                        WEIGHTED AVERAGE
                                      NUMBER OF            PRICE         EXERCISE PRICE
                                       OPTIONS           PER SHARE         PER OPTION
                                    -------------      -------------     -------------
Outstanding at December 31, 1998          815,000      $        0.25     $        0.25
Granted (1/1/99 - 3/31/99)                260,000               0.25              0.25
Granted (4/1/99 - 4/30/99)                 10,000               0.25              0.25
Granted (5/1/99 - 9/30/99)                270,000       1.50 to 2.18              1.97
Granted (10/1/99 - 12/31/99)            6,249,800               0.88              0.89
                                    -------------      -------------     -------------
Outstanding at December 31, 1999        7,604,800        .25 to 2.18              0.84
Granted (1/1/00 - 3/31/00)                685,000       2.06 to 4.87              2.76
Granted (4/1/00 - 6/30/00)                210,000       2.19 to 3.50              2.59
Granted (7/1/00 - 9/30/00)                895,000       1.13 to 2.88              1.82
Granted (10/1/00 - 12/31/00               614,000       0.19 to 1.03              0.53
Exercised                                 (95,115)       .25 to 4.87              0.88
Forfeited                                (427,285)       .25 to 4.87              0.96
                                    -------------      -------------     -------------
Outstanding at December 31, 2000        9,486,400      $ .25 to 4.87     $        1.08
                                    =============      =============     =============


WARRANTS

In November, 1998 the Company granted 150,000 warrants to Vestar Capital Corporation, a company controlled by a minority shareholder, as part of a consulting agreement. Compensation expense for the warrants has been determined based on the fair value of the warrants at the grant date consistent with the methodology prescribed under Statement of Financial Standards No. 123, "Accounting for Stock Based Compensation." Compensation expense of $27,000, which is equal to the estimated fair market value of the warrants, was recorded in 1999. Fair market value of $0.25 was used for the Company's common stock at the date of issuance based on the offering price in the Regulation D 504 common stock offering in November of 1998 of $0.25 per share. The fair value of each warrant is estimated on the date of grant using fair market option pricing model with the assumptions as stated above.

                                                                        WEIGHTED AVERAGE
                                      NUMBER OF            PRICE         EXERCISE PRICE
                                      WARRANTS           PER SHARE         PER OPTION
                                    -------------      -------------     -------------
Outstanding at December 31, 1999          150,000      $        0.25     $        0.25
Granted                                        --                 --                --
                                    -------------      -------------     -------------
Outstanding at December 31, 2000          150,000      $        0.25     $        0.25
                                    =============      =============     =============

The Company paid approximately $90,000 for the year ended December 31, 1999 to Vestar Capital Corporation as part of a consulting agreement. The consulting agreement was terminated at December 31, 1999.

INTRACO SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
================================================================================


NOTE 12 - INCOME TAXES

The Company has an unused net operating loss carryforward of $6,726,368 available for use on its future corporate federal and state income tax returns. The Company's evaluation of the tax benefit of its net operating loss carryforward is presented in the following table. The tax amounts have been calculated using the 34% federal and 5.5% state income tax rates.

                                                          2000          1999
                                                      -----------   -----------

Taxes currently payable                               $        --   $        --
Deferred income tax benefit                             1,729,740       530,952
Change in beginning valuation allowance                (1,729,740)     (530,952)
                                                      -----------   -----------
Provision (benefit) for income taxes                  $        --   $        --
                                                      ===========   ===========

Reconciliation of the Federal statutory income tax rate to the Company's effective income tax rate is as follows:

                                                          2000          1999
                                                      -----------   -----------

Computed at the statutory rates (34%)                 $(1,575,716)  $  (480,044)
Increase (decrease) resulting from:
      Non-deductible expenses                               8,577           344
State income taxes, net of federal income
  tax benefit                                            (162,601)      (51,252)
Reinstatement/change in deferred tax asset
  valuation allowance                                   1,729,740       530,952
                                                      -----------   -----------
Tax provision (benefit)                               $        --   $        --
                                                      ===========   ===========

The components of the deferred tax asset were as follows at December 31:

                                                          2000          1999
                                                      -----------   -----------
Deferred tax assets:
      Net operating loss carryforward                 $ 2,531,132   $   721,619
      Deferred revenue                                     40,417   $    62,275
      Deferred costs                                      (18,497)      (10,591)
                                                      -----------   -----------
              Total deferred tax asset                  2,553,052       773,303
                                                      -----------   -----------

Deferred tax liabilities:
      Depreciation expense                                (35,925)       (5,464)
      Allowance for receivables                               947        20,495
                                                      -----------   -----------
              Total deferred tax liabilities              (34,978)       15,031
                                                      -----------   -----------
              Net deferred tax asset                    2,518,074       788,334
                                                      -----------   -----------

Valuation allowance:
      Beginning of year                                  (788,334)     (257,382)
      Decrease (increase) during year                  (1,729,740)     (530,952)
                                                      -----------   -----------
              Ending balance                           (2,518,074)     (788,334)
                                                      -----------   -----------
              Net deferred taxes                      $        --   $        --
                                                      ===========   ===========

INTRACO SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
================================================================================


NOTE 12 - INCOME TAXES, CONTINUED

The net operating loss carryforward is summarized below:

                 YEAR LOSS ORIGINATED               YEAR EXPIRING      AMOUNT
       -----------------------------------------------------------   -----------

                  December 31, 1997                     2012         $   583,231
                  December 31, 1998                     2013              80,195
                  December 31, 1999                     2014           1,254,241
                  December 31, 2000                     2015           4,808,701
                                                                     -----------
         Total available net operating loss                          $ 6,726,368
                                                                     ===========

The utilization of the above loss carryforwards, for federal income tax purposes, may be subject to limitation resulting from changes in ownership.


NOTE 13 - ACQUISITIONS

On June 7, 1999, the Company acquired the assets of Page Telecomputing. As consideration, the Company issued 60,000 shares of its $.001 par value common stock. The total value of the stock issued was $90,000. The acquisition was accounted for using the purchase method of accounting. The results of operations are included in the financial statements of operations from the date of acquisition. Goodwill of $83,910 was recorded in the transaction, which is being amortized over 15 years using the straight-line method. The estimated fair market value of the net assets acquired was $6,090.


NOTE 14 - GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has experienced substantial losses from operations since its inception as well as negative cash flows from operations. These matters raise substantial doubt about the Company's ability to continue as a going concern. The Company's ability to continue in existence as a going concern is dependent upon its ability to increase sales and to obtain equity and/or debt financing. Management believes that the Company's products are viable and that with proper marketing, profitable operations are attainable.

Management's plan to increase sales and obtain additional capital includes several specific actions. On the sales side, all of the Company's efforts will be placed on emerging technologies such as text to speech, voice recognition, ASP services, and speech driven services as these areas have higher profit margins and represent a market which is growing much more rapidly than the Company's traditional services. For capital sourcing, management will continue the private placement offerings of common stock. Additionally, the Company is considering identifying a candidate for merger.


NOTE 15 - LITIGATION

The Company is party from time to time to various legal proceedings. None of these proceedings are expected to have a material impact on its financial position or results of operations.

INTRACO SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
================================================================================


NOTE 16 - SHARE EXCHANGE

In April 1999, CTE, an inactive public company, acquired all of the outstanding common stock of the Company. For accounting purposes, the acquisition has been treated as an acquisition of CTE by the Company and as a re-capitalization of the Company. The exchange ratio of common shares was one-for-one. The estimated fair market value of the net assets acquired was $1,005. Costs associated with this re-capitalization totaled $283,151. As a result of the re-capitalization, the Company is now authorized to issue 100,000,000 shares of common stock. Following the share exchange, the former stockholders of CTE owned 2,429,489 shares of common stock of the Company.


NOTE 17 - LICENSE AGREEMENT

The Company obtained a software license agreement in March 2000 and it is being amortized over one year, using the straight-line method. The Company assesses whether its intangible assets are impaired as required by SFAS No.121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" based on an evaluation of undiscounted projected cash flows through the remaining amortization period. If impairment exists, the amount of such impairment is calculated on the estimated fair value of the assets.

     INTRACO SYSTEMS, INC
     CONDENSED BALANCE SHEET
     MARCH 31, 2001
     (UNAUDITED)

                          ASSETS
     Current assets:
        Cash                                                                 $    87,824
        Accounts receivable, net of allowance of $2,521                           88,039
        Prepaid expenses                                                          64,642
                                                                             -----------
                  Total current assets                                           240,505
                                                                             -----------

     Property and equipment, net                                                 975,315
                                                                             -----------

     Other assets:
        Goodwill, net of amortization of $9,790                                   74,120
        Deposits                                                                  13,521
                                                                             -----------
                  Total other assets                                              87,641
                                                                             -----------

                  Total assets                                               $ 1,303,461
                                                                             ===========

           LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

     Current liabilities:
        Accounts payable                                                     $   844,960
        Deferred revenue                                                          52,568
        Accrued expenses                                                         396,049
        Customer deposits                                                         19,712
        Capital lease payable                                                     10,190
        Stock issuance cost payable                                              254,840
        Dividends payable                                                         53,227
                                                                             -----------
                  Total current liabilities                                    1,631,546
                                                                             -----------

     Capital lease payable                                                        18,698

     Stockholders' equity (deficit):
        Series A convertible redeemable preferred stock, $.001 par value,
         2,500,000 shares authorized and 391,500 shares issued and
          outstanding                                                                392
        Series B  convertible redeemable preferred stock, $.001 par value,
         1,700,000 shares authorized and 872,100 shares issued and
          outstanding                                                                872
        Common stock, $.001 par value, 100,000,000 shares
         authorized, 18,127,218 shares issued and outstanding                     18,127
     Additional paid-in capital                                                7,300,578
     Outstanding stock warrants                                                   27,000
     Accumulated deficit                                                      (7,693,752)
                                                                             -----------
                  Total stockholders' equity (deficit)                          (346,783)
                                                                             -----------

                  Total liabilities and stockholders' equity (deficit)       $ 1,303,461
                                                                             ===========


            SEE ACCOMPANYING NOTES TO CONDENSED FINANCIAL STATEMENTS.

INTRACO SYSTEMS, INC.
CONDENSED STATEMENT OF OPERATIONS
(UNAUDITED)

                                                                     FOR THE THREE MONTHS
                                                                       ENDED MARCH 31,
                                                                 ----------------------------
                                                                     2001            2000
                                                                 ------------    ------------

Revenues                                                         $    166,493    $  1,487,864

Cost of Revenues                                                       92,764       1,175,158
                                                                 ------------    ------------

Gross profit                                                           73,729         312,706

General and administrative expenses                                 1,208,261         798,249
                                                                 ------------    ------------

Loss from operations                                               (1,134,532)       (485,543)
                                                                 ------------    ------------

Interest income                                                         3,971           8,576

Interest expense                                                         (649)         (8,238)

Other income                                                            1,119           2,788
                                                                 ------------    ------------

Loss before income taxes                                           (1,130,091)       (482,417)

Provision (benefit) for income taxes                                       --              --
                                                                 ------------    ------------

Net loss                                                         $ (1,130,091)   $   (482,417)
                                                                 ------------    ------------

Net loss per share (basic and diluted)                           $      (0.06)   $      (0.04)
                                                                 ------------    ------------

Weighted average number of shares outstanding and to be issued     17,512,818      13,745,374
                                                                 ------------    ------------


            SEE ACCOMPANYING NOTES TO CONDENSED FINANCIAL STATEMENTS.

                             INTRACO SYSTEMS, INC.
                 STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT
  YEARS ENDED DECEMBER 31, 2000 AND 1999 AND THREE MONTHS ENDED MARCH 31, 2001
===============================================================================

                                                  Preferred Stock A         Preferred Stock B             Common Stock
                                              -------------------------  -------------------------  -------------------------
                                                 Shares       Amount        Shares       Amount        Shares        Amount
                                              -----------   -----------  -----------   -----------  -----------   -----------

Balance at December 31, 1998                       52,600            53           --            --    9,665,200         9,665

Issuance of preferred stock for cash-
    Series A                                      714,900           715           --            --           --            --

Issuance of preferred stock for cash-
    Series B                                           --            --      989,400           989           --            --

Stock options                                          --            --           --            --           --            --

Cost associated with issuance of stock                 --            --           --            --           --            --

Issuance of common stock                               --            --           --            --      866,300           866

Acquisition of CTE assets                                                                             2,429,489         2,430

Costs associated with recapitalization

Issuance of common stock
    for acquisition                                    --            --           --            --       60,000            60

Dividends paid                                         --            --           --            --           --            --

Subscriptions receivable                               --            --                         --           --            --

Net loss for the year                                  --            --           --            --           --            --
                                              -----------   -----------  -----------   -----------  -----------   -----------

Balance at December 31, 1999                      767,500           768      989,400           989   13,020,989        13,021

Conversion of preferred stock to common stock    (371,000)         (371)    (117,300)         (117)     488,300           488

Issuance of common stock                               --            --           --            --    3,830,146         3,831

Issuance of common stock for services                  --            --           --            --       62,000            62

Exercise of options                                    --            --           --            --       95,115            95

Cost associated with issuance of stock                 --            --           --            --           --            --

Dividends paid                                         --            --           --            --           --            --

Receipt of stock subscription

Net loss for the year                                  --            --           --            --           --            --
                                              -----------   -----------  -----------   -----------  -----------   -----------

Balance at December 31, 2000                      396,500           397      872,100           872   17,496,550        17,497

Conversion of preferred stock to common stock      (5,000)           (5)                                  5,000             5

Exercise of options                                                                                      13,668            13

Exercise of warrants                                                                                    612,000           612

Dividends payable

Net loss for the quarter

Balance at March 31, 2001                         391,500   $       392      872,100   $       872   18,127,218   $    18,127
                                              ===========   ===========  ===========   ===========  ===========   ===========



                                                               Additional    Outstanding
                                                Subscriptions    Paid-In        Stock      Accumulated
                                                 Receivable      Capital       Options       Deficit        Total
                                                 -----------   -----------   -----------   -----------   -----------

Balance at December 31, 1998                              --       131,797            --      (645,407)     (503,892)

Issuance of preferred stock for cash-
    Series A                                              --       714,286            --            --       715,001

Issuance of preferred stock for cash-
    Series B                                              --       988,011            --            --       989,000

Stock options                                             --            --        27,000            --        27,000

Cost associated with issuance of stock                    --      (244,848)           --            --      (244,848)

Issuance of common stock                                  --       865,434            --            --       866,300

Acquisition of CTE assets                                           (1,425)                                    1,005

Costs associated with recapitalization                            (283,151)                                 (283,151)

Issuance of common stock
    for acquisition                                       --        89,940            --            --        90,000

Dividends paid                                            --        (8,483)           --            --        (8,483)

Subscriptions receivable                            (446,300)           --            --            --      (446,300)

Net loss for the year                                     --            --            --    (1,438,895)   (1,438,895)
                                                 -----------   -----------   -----------   -----------   -----------

Balance at December 31, 1999                        (446,300)    2,251,561        27,000    (2,084,302)     (237,263)

Conversion of preferred stock to common stock             --            --            --            --            --

Issuance of common stock                                  --     5,408,365            --            --     5,412,196

Issuance of common stock for services                              109,026            --            --       109,088

Exercise of options                                       --           (95)           --            --            --

Cost associated with issuance of stock                    --      (448,542)           --            --      (448,542)

Dividends paid                                            --       (27,084)           --            --       (27,084)

Receipt of stock subscription                        446,300                                                 446,300

Net loss for the year                                     --            --            --    (4,479,359)   (4,479,359)
                                                 -----------   -----------   -----------   -----------   -----------

Balance at December 31, 2000                              --     7,293,231        27,000    (6,563,661)      775,336

Conversion of preferred stock to common stock                                                                     --

Exercise of options                                                    (14)                                       (1)

Exercise of warrants                                                60,588                                    61,200

Dividends payable                                                  (53,227)                                  (53,227)

Net loss for the quarter                                                                    (1,130,091)   (1,130,091)

Balance at March 31, 2001                        $        --   $ 7,300,578   $    27,000   $(7,693,752)  $  (346,783)
                                                 ===========   ===========   ===========   ===========   ===========

            SEE ACCOMPANYING NOTES TO CONDENSED FINANCIAL STATEMENTS.

INTRACO SYSTEMS, INC.
CONDENSED STATEMENTS OF CASH FLOW
(UNAUDITED)

                                                           FOR THE THREE MONTHS
                                                             ENDED MARCH 31,
                                                        --------------------------
                                                            2001           2000
                                                        -----------    -----------
Cash flows from operating activities:
   Net loss                                             $(1,130,091)   $  (482,417)
   Adjustments to reconcile net loss to net cash
    provided (used) by operating activities:
        Depreciation and amortization                        90,449         24,130
        Changes in assets and liabilities
        (Increase) decrease in:
           Inventory                                             --         (3,412)
           Accounts receivable                              428,015        (20,981)
           Prepaid expenses                                  15,170        (80,889)
           Deposits                                           3,121             --
        Increase (decrease) in:
           Accounts payable                                 (12,810)      (833,991)
           Deferred revenue                                 (54,838)       121,213
           Customer deposits                                  8,585         (2,400)
           Accrued expenses                                 124,114        147,459
                                                        -----------    -----------
Net cash (used) by operating activities                    (528,285)    (1,131,288)
                                                        -----------    -----------

Cash flows from investing activities:
   Purchase of property and equipment                       (61,995)      (125,457)
   Investment in intangibles                                     --        (50,000)
                                                        -----------    -----------
Net cash (used) by investing activities                     (61,995)      (175,457)
                                                        -----------    -----------

Cash flows from financing activities:
   Proceeds from issuance of stock, net                      61,200      5,267,695
   Repayment of capital lease                                (2,436)            --
   Dividends paid                                                --        (34,861)
   Repayment of long-term debt                                   --       (113,686)
                                                        -----------    -----------
Net cash provided by financing activities                    58,764      5,119,148
                                                        -----------    -----------

Net (decrease) increase in cash                            (531,516)     3,812,403

Cash at beginning of period                                 619,340        151,725
                                                        -----------    -----------

Cash at end of period                                   $    87,824    $ 3,964,128
                                                        -----------    -----------

Supplemental disclosure of cash flow information:
   Cash paid during the period for interest             $       649    $     8,238
                                                        -----------    -----------
Non-cash transactions affecting financing activities:
   Accrued stock issuance cost                          $        --    $   254,840
                                                        -----------    -----------

            SEE ACCOMPANYING NOTES TO CONDENSED FINANCIAL STATEMENTS.

                              INTRACO SYSTEMS, INC.

                     NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE 1 - BASIS OF PRESENTATION
------------------------------

The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and Article 310 of Regulation S-B. Accordingly, they do not include all of the information and footnotes required for complete financial statements. In the opinion of management, all adjustments necessary for a fair presentation of the results for the interim periods presented have been included. Such adjustments consist of normal recurring accruals and other adjustments.

These results have been determined on the basis of generally accepted accounting principles and practices applied consistently with those used in the preparation of the Company's Annual Financial Statements for the year ended December 31, 2000 on Form 10-KSB. Operating results for the three months ended March 31, 2001 are not necessarily indicative of the results that may be expected for the year ending December 31, 2001.

It is recommended that the accompanying condensed financial statements be read in conjunction with the financial statements and notes thereto included elsewhere in this filing.

NOTE 2 - PROPERTY AND EQUIPMENT
-------------------------------

Property and equipment consist of the following at March 31, 2001:

         Leasehold improvements                 $    57,908
         Equipment                                1,287,416
         Furniture and fixtures                      22,260
                                                -----------
            Total property and equipment          1,367,584

         Less: accumulated depreciation            (392,269)
                                                -----------
            Property and equipment, net         $   975,315
                                                ===========

Depreciation expense for the three months ended March 31, 2001 was $ 76,550.

NOTE 3 - STOCKHOLDERS' EQUITY
-----------------------------

In January 2001, preferred stock holders converted 5,000 shares of preferred stock to common stock.

In March 2001, Intraco issued 612,000 shares of restricted common stock to two investors in connection with the exercise of warrants and issued 13,688 shares of restricted common stock to a former employee in connection with the exercise of stock options.

NOTE 4- RECLASSIFICATIONS
-------------------------

Certain amounts previsouly reported for 2000 have been reclassified to conform with the classifications used in 2001. Such reclassifications had no effect on the reported net loss.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Intraco may agree to the terms and conditions upon which any director, officer, employee or agent accepts an office or position and in its by-laws, by contract or in any other manner may agree to indemnify and protect any director, officer, employee or agent of Intraco, or any person who serves at the request of Intraco as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the fullest extent permitted by the Nevada Revised Statutes (including, without limitation, the statutes, case law and principles of equity) of the State of Nevada. If the Nevada Revised Statutes (including without limitation, the statutes, case law or principles of equity, as the case may be) of the State of Nevada are amended or changed to permit or authorize broader rights of indemnification to any of the persons referred to in the immediately preceding sentence, then Intraco shall be automatically authorized to agree to indemnify such respective persons to the fullest extent permitted or authorized by such law, as so amended or changed, without the need for amendment or modification of the certificate of incorporation of Intraco and without further action by the directors or shareholders of Intraco.

         Without limiting the generality of the foregoing, to the fullest extent permitted or authorized by the Nevada Revised Statutes as now in effect and as the same may from time to time hereafter be amended, no director of Intraco shall be personally liable to Intraco or to its shareholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of the immediately preceding sentence shall not adversely affect any right or protection of a director of Intraco existing hereunder with respect to any act or omission occurring prior to or at the time of such repeal or modification.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The Company estimates that its expenses in connection with this registration statement will be as follows:

         SEC registration fee .................         $   130
         Legal fees and expenses ..............               *
         Accounting fees and expenses .........           1,000
         Miscellaneous ........................             100
                                                        -------
         Total ................................         $ 1,230
                                                        =======

------------------------
* Broad and Cassel has agreed to provide the legal services related to this registration statement at no additional charge to Intraco. The Company will bear the remaining expenses related to this registration statement on behalf of the selling shareholders.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

         In November 1998, Intraco issued to Vestar Capital Corporation warrants to purchase 150,000 restricted shares of common stock at $0.25 per share in consideration of Vestar's agreement to cancel an anti-dilution clause in Intraco's consulting agreement with Vestar. The warrants were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act. To Intraco's knowledge, management of Vestar was sophisticated in financial investments and was familiar with Intraco's business and operations. No offering document was prepared, and no public solicitation or general advertising was done in connection with this issuance. Intraco did not pay any fees or commissions in connection with this issuance.

         From December 1998 to July 1999, Intraco sold 714,900 restricted shares of Series A preferred stock, par value $.001, for gross proceeds of $715,000. Each share of Series A preferred stock is convertible into one share of common stock. The shares are redeemable by Intraco at any time. The Series A preferred stock was sold pursuant to the exemptions from registration under the Securities Act pursuant to Section 4(2) thereof and Regulation S promulgated thereunder. The Series A preferred stock was offered to accredited investors only pursuant to an offering memorandum setting forth the terms of the offering and the Series A preferred stock; Intraco's business operations, proposed use of proceeds of the offering and management; Intraco's business plan; and financial statements prepared by management. No public solicitation or general advertising was done in connection with the offering. Intraco paid fees totaling $212,000 in connection with this sale.

         From October 1999 to December 1999, Intraco sold 989,400 restricted shares of Series B preferred stock for gross proceeds of $989,000. Each share of Series B preferred stock is convertible into one share of common stock. The shares are redeemable by Intraco at any time. The Series B preferred stock was exempt from registration under the Securities Act pursuant to Section 4(2) thereof and Regulation S promulgated thereunder. The Series B preferred stock was offered to accredited investors only pursuant to an offering memorandum setting forth the terms of the offering and the Series B preferred stock; Intraco's business operations, proposed use of proceeds of the offering and management; Intraco's business plan; and financial statements prepared by management. No public solicitation or general advertising was done in connection with the offering. Intraco paid fees totaling $40,000 in connection with this sale.

         In March 1999, Intraco entered into an agreement with H&J Investments pursuant to which H&J Investments purchased 866,300 restricted shares of common stock at $1.00 per share. H&J issued to Intraco three notes with principal amounts totaling $866,300, of which $446,300 was paid as of March 31, 2000 and the balance of which was paid on July 24, 2000. The sale of shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof. To Intraco's knowledge, management of the investor was sophisticated in financial investments and received a variety of financial and other information about Intraco in connection with its due diligence. No public solicitation or general advertising was done in connection with this sale. Intraco did not pay any fees or commissions in connection with this sale.

         In April 1999, Intraco issued 10,531,500 restricted shares of common stock to a total of 40 shareholders of Intraco Systems, Inc., a Florida corporation, as part of the share exchange with the Florida corporation's shareholders. The transaction was completed pursuant to an agreement and plan of exchange in accordance with the exemption from registration under Section 4(2) of the Securities Act. To Intraco's knowledge, the shareholders of the acquired entity were sophisticated in financial investments and received a variety of financial and other information about Intraco in connection with its due diligence. No public solicitation or general advertising was done in connection with the share exchange.

         In June 1999, Intraco acquired the assets of Page Telecomputing and issued 60,000 restricted shares of its common stock as consideration to the sole shareholder. The aggregate value of the consideration received for the issuance was $90,000. An additional 50,000 restricted shares of common stock were issued in June 2000 to the sole shareholder in settlement of his employment contract. The aggregate value of the shares issued as settlement is $98,400. The shares were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act. To Intraco's knowledge, the shareholder was sophisticated in financial investments and received a variety of financial and other information about Intraco in connection with the shareholder's due diligence. No public solicitation or general advertising was done in connection with this sale. Intraco did not pay any fees or commissions in connection with this transaction.

         In February 2000, the Company sold 160,000 restricted shares of common stock and warrants to purchase 30,000 restricted shares of common stock at $0.75 per share for $200,000 to one accredited investor. The sale was exempt from registration under the Securities Act pursuant to Section 4(2) thereof. To Intraco's knowledge, the investor was sophisticated in financial investments and received a variety of financial and other information about Intraco in connection with the investor's due diligence. No public solicitation or general advertising was done in connection with this offering. Intraco did not pay any fees or commissions in connection with this sale.

         In March 2000, the Company sold 3,474,667 units for $4,805,799 net of fees and expenses to a total of 11 accredited investors. Each unit consisted of one restricted share of common stock and one warrant to purchase one restricted share of common stock at $1.50 per share. The sale of the units was exempt from registration under the Securities Act pursuant to Section 4(2) thereof and were made pursuant to a term sheet and unit purchase agreement. In addition to Intraco's representations in the purchase agreement, the investors were provided with a variety of financial and other information about Intraco in connection with their due diligence. No public solicitation or general advertising was done in connection with this offering. Intraco issued a warrant to purchase 210,000 restricted shares of common stock at $2.00 per share, 196,560 restricted shares of common stock and a warrant to purchase 196,560 restricted shares of common stock at $1.50 per share and paid a cash fee of $381,200 as a commission for this sale and paid legal, accounting and other miscellaneous expenses of $67,323.

         In April 2000, Intraco issued 6,199 restricted shares of common stock to one former employee upon the employee's exercise of stock options granted to the employee under Intraco's stock option plan in connection with the person's employment with Intraco. Intraco did not receive any proceeds from the exercise of options because the optionholders used the cashless exercise method. The shares were valued at $22,068. The shares were issued pursuant to an exemption from registration under Section 3(a)(9) and 4(2) of the Securities Act. The employee had access to the Company's reports filed pursuant to the Exchange Act and a copy of the stock option plan and were familiar with Intraco's operations and financial condition. Intraco did not pay any fees or commissions in connection with this issuance.

         From April 2000 to June 2000, Intraco issued 2,000 shares of restricted common stock to Mark Wachs Associates, a public relations firm, in connection with services provided to Intraco. The shares issued were valued at $8,188. The shares were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act. To Intraco's knowledge, management of the firm was sophisticated in financial investments and was familiar with Intraco's business and operations. No offering document was prepared, and no public solicitation or general advertising was done in connection with this issuance. Intraco did not pay any fees or commissions in connection with this issuance.

         In June 2000, Intraco issued 52,549 shares of restricted common stock to one employee and three former employees upon the employees' exercise of stock options granted to the employees under Intraco's stock option plan in connection with their employment with Intraco. Intraco did not receive any proceeds from the exercise of the options because the optionholders used the cashless exercise method. The stock options were valued at an aggregate of $150,625. The shares were issued pursuant to an exemption from registration under Sections 3(a)(9) and 4(2) of the Securities Act. The individuals had access to the Company's reports filed pursuant to the Exchange Act and a copy of the stock option plan and were familiar with Intraco's operations and financial condition. Intraco did not pay any fees or commissions in connection with these issuances.

         In August 2000, Intraco issued 36,487 shares of restricted common stock to two former employees upon the employees' exercise of stock options granted to the employees under Intraco's stock option plan in connection with their employment with Intraco. Intraco did not receive any proceeds from the exercise of the options because the optionholders used the cashless exercise method. The stock options were valued at an aggregate of $125,625. The shares were issued pursuant to an exemption from registration under Sections 3(a)(9) and 4(2) of the Securities Act. The individuals had access to the Company's reports filed pursuant to the Exchange Act and a copy of the stock option plan and were familiar with Intraco's operations and financial condition. Intraco did not pay any fees or commissions in connection with these issuances.

         From February 2000 to October 2000, Intraco issued 488,300 shares of common stock to preferred shareholders who converted a like number of shares of preferred stock. The shares were issued pursuant to an exemption from registration under Section 3(a)(9) of the Securities Act.

         In December 2000, Intraco issued 10,000 shares of restricted common stock to First American Ventures, a financial consultant, in connection with services provided to Intraco. The shares issued were valued at $2,500. The shares were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act. To Intraco's knowledge, management of the firm was sophisticated in financial investments and was familiar with Intraco's business and operations. No offering document was prepared, and no public solicitation or general advertising was done in connection with this issuance. Intraco did not pay any fees or commissions in connection with this issuance.

         In January 2001, Intraco issued 5,000 shares of restricted common stock to a preferred shareholder who converted a like number of shares of preferred stock. The shares were issued pursuant to an exemption from registration under
Section 3(a)(9) of the Securities Act.

         In March 2001, Intraco issued 13,668 restricted shares of common stock to one former employee upon the employee's exercise of stock options granted to the employee under Intraco's stock option plan in connection with the person's employment with Intraco. Intraco did not receive any proceeds from the exercise of options because the option holder used the cashless exercise method. The shares were valued at $10,251. The shares were issued pursuant to an exemption from registration under Section 3(a)(9) and 4(2) of the Securities Act. The employee had access to the Company's reports filed pursuant to the Exchange Act and a copy of the stock option plan and was familiar with Intraco's operations and financial condition. Intraco did not pay any fees or commissions in connection with this issuance.

         In March 2001, Intraco issued 612,000 shares of common stock at $0.10 per share for $61,200 to two investors who exercised their warrants. The shares were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act. To Intraco's knowledge, the investors were sophisticated in financial investments and were familiar with Intraco's business and operations. No offering document was prepared, and no public solicitation or general advertising was done in connection with these issuances. Intraco did not pay any fees or commissions in connection with these issuances.

         In April 2001, Intraco issued 68,000 shares of common stock to three investors who exercised warrants having an exercise price of $0.10 per share. The shares were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act. To Intraco's knowledge, the investors were sophisticated in financial investments and were familiar with Intraco's business and operations. No offering document was prepared, and no public solicitation or general advertising was done in connection with these issuances. Intraco did not pay any fees or commissions in connection with these issuances.

         In April 2001, Intraco issued 1,500,000 shares of common stock to Titlest Investments and 1,500,000 shares of common stock to SBZ Investments in connection with consulting services provided to Intraco. The shares were valued at $150,000 The shares were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act. To Intraco's knowledge, management of the firms were sophisticated in financial investments and were familiar with Intraco's business and operations. No offering document was prepared, and no public solicitation or general advertising was done in connection with these issuances. Intraco did not pay any fees or commissions in connection with these issuances.

         From April 2001 to July 2001, Intraco issued 2,500,000 shares of common stock at $0.05 per share for $125,000 to two investors and 1,220,000 shares of common stock at $0.10 per share for $122,000 to four investors, of which 1,000,000 shares were purchased by Robert Hildreth, Intraco's Chairman of the Board. The shares were offered and issued pursuant to an exemption from registration under Section 4(2) of the Securities Act. To Intraco's knowledge, the investors were sophisticated in financial investments and received a variety of financial and other information about Intraco in connection with the investors' due diligence. No public solicitation or general advertising was done in connection with this offering. Intraco did not pay any fees or commissions in connection with these issuances

         In June 2001, Intraco issued 794,872 shares of common stock to Broad and Cassel, its legal counsel, in connection with legal services provided to Intraco. The shares were valued at $124,000. The shares were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act. To Intraco's knowledge, management of the firm was sophisticated in financial investments and was familiar with Intraco's business and operations. No offering document was prepared, and no public solicitation or general advertising was done in connection with this issuance. Intraco did not pay any fees or commissions in connection with this issuance.

         In July 2001, Intraco issued 1,200,000 shares of common stock to Zurich Mutual S.A., in connection with consulting services provided to Intraco. The shares were valued at $90,000. The shares were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act. To Intraco's knowledge, management of the firm was sophisticated in financial investments and was familiar with Intraco's business and operations. No offering document was prepared, and no public solicitation or general advertising was done in connection with this issuance. Intraco did not pay any fees or commissions in connection with this issuance.

         In July 2001, Intraco issued 1,400,000 shares of common stock to Albedo Investments Ltd. S.A., in connection with consulting services provided to Intraco. The shares were valued at $84,000. The shares were issued purusuant to an exemption from registration under Section 4(2) of the Securities Act. To Intraco's knowledge, management of the firm was sophisticated in financial investments and was familiar with Intraco's business and operations. No offering document was prepared, and no public solicitation or general advertising was done in connection with this issuance. Intraco did not pay any fees or commissions in connection with this issuance.

         In July 2001, Intraco issued 1,500,000 shares of common stock to Vestar Capital Corp in connection with consulting services provided to Intraco. The shares were valued at $97,500. The shares were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act. To Intraco's knowledge, management of the firm was sophisticated in financial investments and was familiar with Intraco's business and operations. No offering document was prepared, and no public solicitation or general advertising was done in connection with this issuance. Intraco did not pay any fees or commissions in connection with this issuance.

         In July 2001, Intraco issued 500,000 shares of common stock to FHIC Corp in connection with consulting services provided to Intraco. The shares were valued at $40,000. The shares were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act. To Intraco's knowledge, management of the firm was sophisticated in financial investments and was familiar with Intraco's business and operations. No offering document was prepared, and no public solicitation or general advertising was done in connection with this issuance. Intraco did not pay any fees or commissions in connection with this issuance.

ITEM 27. EXHIBITS.

Exhibit No         Description of Exhibit
-----------        ----------------------

2.1 Exchange Agreement dated April 9, 1999 between Intraco Systems, Inc. and Custom Touch Electronics, Inc.(l)

3.1                Amended and Restated Certificate of Incorporation(l)

3.2                By-laws(l)

3.3                Certificate of Correction(2)

3.4 Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Redeemable Preferred Stock(2)

3.5 Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Redeemable Preferred Stock(2)

4.1                Form of Non-Callable A Warrant(3)

4.2                Form of Callable B Warrant(3)

4.3                Form of Callable C Warrant(3)

5.1                Opinion of Broad and Cassel*

10.1               1998 Stock Option Plan, as amended(4)

10.2 Employment Agreement dated January 1, 1998 between Intraco Systems, Inc. and Jack S. Berger(l)

10.3 Amendment to Employment Agreement effective January 1, 2000 between Intraco Systems, Inc. and Jack S. Berger(5)

10.4 Motorola Software License Agreement dated January 18, 2000 by and between Intraco Systems, Inc. and Motorola, Inc.(6)

10.5 Software License and Support Agreement between Intraco Systems, Inc. and Nuance Communications(4)

10.6 Microsoft Certified Solution Provider Agreement by and between Intraco Systems, Inc. and Microsoft Corporation(4)

10.7               Voice Enabled Customer Service Application Agreement(4)

23.1               Consent of Broad and Cassel (filed as part of Exhibit 5.1)

23.2               Consent of Daszkal, Bolton & Manela Devlin & Co.*

24 Power of Attorney (see page II-5 of this registration statement as originally filed)

--------------

*        Filed herewith.

(1) Incorporated by reference from the registrant's Registration Statement on Form 10-SB filed on August 18, 1999.

(2) Incorporated by reference from Amendment No. 2 to the registrant's Registration Statement on Form SB-2, File No. 333-44268.

(3) Incorporated by reference from Amendment No. 3 to the registrant's Registration Statement on Form SB-2, File No. 333-44268.

(4) Incorporated by reference from Amendment No. 4 to the registrant's Registration Statement on Form SB-2, File No. 333-44268.

(5) Incorporated by reference from the registrant's Annual Report on Form 10-KSB for the year ended December 31, 1999.

(6) Incorporated by reference from Amendment No. 1 to the registrant's Registration Statement on Form SB-2, File No. 333-44268.

ITEM 28. UNDERTAKINGS.

         (a)   Rule 415 Offering. The undersigned company hereby undertakes:

         (1) To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this registration statement to:
(i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act"); (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement; and (iii) include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) Acceleration of Effective Date. Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (c) Transactions with or by Selling Security Holders. The undersigned registrant hereby undertakes to file a post-effective amendment to this Registration Statement in the event that there is a change in the plans, proposals, agreements, arrangements or understandings, if any, with respect to transactions with or by selling security holders.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Boca Raton in the State of Florida on the 23rd day of July, 2001.


                                       INTRACO SYSTEMS, INC.

                                       By: /s/ JACK S. BERGER
                                           -------------------------------------
                                           Jack S. Berger, President and Chief
                                           Executive Officer


                                Power of Attorney

Each person whose signature appears below constitutes and appoints Jack S. Berger and Robert Hildreth, Jr. or any one of them, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him or her and in his or her name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the registrant any and all amendments (including post-effective amendments) to this registration statement, and any registration statement relating to the offering hereunder pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises as fully as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.


         In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates stated.

        SIGNATURE                           TITLE                      DATE
---------------------------   ----------------------------------   -------------

/s/ ROBERT HILDRETH, JR.             Chairman of the Board         July 23, 2001
---------------------------
Robert Hildreth, Jr.

                                     President and Director        July 23, 2001
                              (Principal executive and financial
/s/ JACK S. BERGER                         officer)
---------------------------
Jack S. Berger

/s/ WILLIAM D. HAGER                       Director                July 23, 2001
---------------------------
William D. Hager

/s/ BENJAMIN W. KRIEGER                    Director                July 23, 2001
---------------------------
Benjamin W. Krieger